Exhibit 10.1

WESTERN ALLIANCE BANK

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (“Agreement”) is made and entered into effective February 10, 2017 (the “Effective Date”), by and between WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”) and IMPAC MORTGAGE CORP., a California corporation, (“Borrower”).

RECITALS

A.                                    Borrower has requested that Bank extend credit to Borrower as described in this Agreement.

B.                                    Subject to and upon the provisions, terms and conditions of this Agreement, Bank is willing to make such credit available to Borrower and has agreed to lend to Borrower the amounts herein described for the purposes set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

1.1                               Definitions.  As used in this Agreement, all addendums, exhibits and schedules hereto and in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Article One unless otherwise provided in any such other document.

“Acknowledgment Agreement” means an acknowledgment agreement in the form prescribed by Fannie Mae, Freddie Mac, or any other Person to be executed by the Borrower, Bank and such Agency or such other investor as a condition to the Borrower’s pledging Fannie Mae, Freddie Mac, or such other Person’s Servicing Rights to Bank.

“Advance” means any disbursement of an amount or amounts to be loaned by Bank to Borrower hereunder or the reborrowing of amounts previously loaned hereunder.

“Advance Request” means, as of the date of preparation, a certificate requesting an Advance (in a form acceptable to Bank) prepared by an Authorized Officer.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person, or (c) that controls ten percent (10%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question.  As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by control, or otherwise; provided, however, in no event shall Bank be deemed an Affiliate of Borrower.

“Agreement” means this Loan and Security Agreement, as the same may, from time to time, be amended, supplemented, or replaced.

“Agency” means any of Ginnie Mae, Fannie Mae, Freddie Mac, HUD, FHA or VA, or any other governmental agency which now or hereafter purchases mortgage loans.

“Agency Guidelines” means, with respect to an Agency, the servicing advance and the servicing valuation procedural guidelines set forth by such Agency; provided that with respect to Freddie Mac mortgage Loans, Agency Guidelines shall mean the Freddie Mac Single-Family Seller/Servicer Guide, as it may be amended from time to time (the “Freddie Mac Guide”) and the Purchase Documents (as such term is defined in the Freddie Mac Guide).

“Approved Purposes” has the meaning set forth in the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Approved Servicing Agreement” means a Servicing Agreement between the Borrower and an Agency approved by Bank in its sole discretion.  Without limiting the generality of the foregoing, no Servicing Agreement shall be an Approved Servicing Agreement unless such Servicing Agreement:

(a)                                 provides that each Pledged Servicing Receivable and/or amounts due in respect thereof are reimbursable or payable to Borrower under the related Servicing Agreement from amounts subsequently received in collections on account of the related Mortgage Loan prior to being available to make payments on any related mortgage-backed securities;

(b)                                 provides that to the extent that any Pledged Servicing Receivable is non-recoverable from the proceeds related to such Mortgage Loan, following liquidation of such Mortgage Loan or the determination that such Pledged Servicing Receivable is non-recoverable, as the case may be, as described in the related Servicing Agreement, such Pledged Servicing Receivable is recoverable from all cash-flows on the related securitization transaction prior to such cash flows being available to make payments on any related mortgage-backed securities;

(c)                                  Except for Freddie Mac Mortgage Loans, provides for reimbursement of all servicer advances and payment of all servicing fees at the time of a servicing transfer upon the termination or resignation of the servicer for any reason, with or without cause;

(d)                                 provides that the servicer thereunder may enter into a financing facility with another Person and that such Person may finance, or re-pledge, assign or otherwise transfer the Pledged Servicing Receivables (any such Person, an “Advance Financing Person”);

(e)                                  provides that the Advance Financing Person shall not be required to meet the eligibility criteria for a successor servicer;

(f)                                   is in full force and effect at any time any Pledged Servicing Receivable related to such Servicing Agreement is pledged to Bank, and under which the servicer has not been terminated, resigned or become subject to a right of termination or other “trigger event”;

(g)                                  other than with respect to any Servicing Agreement with an Agency, does not permit the reimbursement of Pledged Servicing Receivables  or the payment of servicing fees to be subject to set-off rights of a successor servicer, trustee or any other third party; and

(h)                                 other than with respect to any Servicing Agreement with an Agency, is non-recourse to Borrower, except for breach of contract claims made against Borrower, remedies for breaches and representations and warranties made by Borrower, and indemnification provisions with respect to breaches by Borrower.

Notwithstanding the foregoing, all of the foregoing rights may be limited, conditioned or eliminated to the extent set forth in the Servicing Agreement, applicable guides and/or Acknowledgment Agreement of the applicable Agency.  By execution of an Acknowledgment Agreement with an Agency, Bank shall be deemed to have approved the relevant Servicing Agreement as an Approved Servicing Agreement.

“Adjusted Tangible Net Worth” has the meaning set forth in the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Article” and “Articles” have the meanings set forth in Section 1.6.

“Authorized Officer” means the President, Chief Executive Officer, Chief Financial Officer, and any other officers authorized by Borrower and approved hereafter in writing by Bank.

“Bank” means Western Alliance Bank, an Arizona corporation and its participants, successors and assigns.

“Borrower” means the Person identified as such in the introductory paragraph hereof, and its successors and assigns.

“Borrowing Base” has the meaning set forth in the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Borrowing Base Certificate” means, as of any date of preparation, a certificate setting forth the Borrowing Base in substantially the form of Exhibit B attached hereto, prepared by and certified by an Authorized Officer of Borrower.

“Borrowing Limit” means the lesser of the Borrowing Base or the Committed Sum.

“Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in Phoenix, Arizona or Irvine, California are authorized to be closed.  Unless otherwise provided, the term “days” means calendar days.

“Code” means the Uniform Commercial Code of the State of Arizona; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Arizona, “Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Collateral” means all property which secures, either directly or indirectly, the payment and performance of the Indebtedness and the Obligations, wherever located, in which Borrower now has or at any time hereafter has or acquires any right, title or interest, and all Proceeds and products thereof, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto, including, without limitation, all of the following:

(a)                                 all Pledged Servicing Rights (whether classified as instruments, accounts, payment intangibles or general intangibles under the Uniform Commercial Code), together with:

(i)                                     all late charges, fees and other servicing compensation under, for or in respect of the Pledged Servicing Rights, whether or not yet accrued, earned, due or payable;

(ii)                                  all of the Borrower’s rights to proceeds of any sale or other disposition of the Pledged Servicing Rights and to any payment in respect of the transfer or termination of the Pledged Servicing Rights by the counterparty to the relevant Approved Servicing Agreement;

(iii)                               all other present and future rights and interests of the Borrower in, to, and under the Pledged Servicing Rights;

(iv)                              all insurance and claims for insurance effected or held for the benefit of the Borrower and the Secured Parties in respect of the Pledged Servicing Rights;

(v)                                 all of the Borrower’s files, certificates, correspondence, appraisals, accounting entries, journals and reports, other information and data that describes, catalogs or lists such information or data, or that otherwise directly relates to the Pledged Servicing Rights, and other information and data that is used or useful for managing and administering the Pledged Servicing Rights;

(vi)                              all media (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems) on which is stored only information or data that relates to the Pledged Servicing Rights;

(vii)                           the nonexclusive right to use (in common with the Borrower and any other secured party that has a valid and enforceable security interest therein and that agrees that its security interest is similarly nonexclusive) the Borrower’s operating systems to manage and administer the Pledged Servicing Rights and any of the related data and information described above, or that otherwise relates to the Pledged Servicing Rights, together with the media on which the same are stored to the extent stored with material information or data that relates to property other than the Pledged Servicing Rights (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems, and the Borrower’s rights to access the same, whether exclusive or nonexclusive, to the extent that such access rights may lawfully be transferred or used by the Borrower’s permittees), and any computer programs that are owned by the Borrower (or licensed to the Borrower under licenses that may lawfully be transferred or used by the Borrower’s permittees) and that are used or useful to access, organize, input, read, print or otherwise output and otherwise handle or use such information and data;

(viii)                        all payments and all rights to payment of principal, interest, tax and insurance escrows, impound accounts, and other distributions thereon or products and proceeds of the Pledged Servicing Rights, all accounts, payment intangibles and general intangibles arising from, under or in respect of the Pledged Servicing Rights or relating thereto, and all accessions or additions to and all substitutions for any of the Pledged Servicing Rights;

(ix)                              all instruments, documents, or writings evidencing any monetary obligation, account, payment intangible, general intangible or security interest in any of the Pledged Servicing Rights, whether now existing or hereafter arising, accruing or acquired; and

(x)                                 all security for or claims against others in respect of the Pledged Servicing Rights;

(b)                                 All Pledged Servicing Receivables (whether classified as instruments, accounts, payment intangibles or general intangibles under the Uniform Commercial Code), together with:

(i)                                     all rights to compensation due or to become due to Borrower in consideration of the performance of the duties and obligations of Borrower under or in respect of any Approved Servicing Agreements;

(ii)                                  all rights to funds from any and all Servicer’s Deposit Accounts from which the Borrower has the right to make withdrawals to reimburse the Borrower for monies advanced by Borrower as the servicer of Mortgage Loans;

(iii)                               all profits, income, surplus, moneys and revenues of any kind accruing, and all accounts arising, under or in respect of the Pledged Servicing Receivables;

(iv)                              all accounts, payment intangibles and general intangibles, whether now or hereafter existing (including all of the Borrower’s present and future rights to have and receive interest and other compensation, whether or not yet accrued, earned, due or payable), under or arising out of any or all of the Pledged Servicing Receivables;

(v)                                 all of the Borrower’s right, title and interest in and to any and all security for or claims against others in respect of the Pledged Servicing Receivables;

(vi)                              all of the Borrower’s files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data directly relating to any of the Pledged Servicing Receivables; and

(vii)                           all of the Borrower’s proceeds and rights to proceeds of any sale or other disposition of any or all of the Pledged Servicing Receivables;

(c)                                  The Pledged Deposit Accounts; and

(d)                                 All rights to have and receive any of the Collateral described above, all accessions or additions to and substitutions for any of such Collateral, together with all renewals and replacements of any of such Collateral, all other rights and interests now owned or hereafter acquired by the Borrower in, under or relating to any of such Collateral or referred to above and all proceeds of any of such Collateral; all of the Borrower’s present and future accounts, payment intangibles and general intangibles arising from or relating to any of the Pledged Servicing Receivables or any such other property as may be specifically pledged in writing by the Borrower to the Bank; all other rights and interests of the Borrower in, under or, in the case of Servicing only, relating to any of such property, all of the Borrower’s rights and interests (but none of its obligations) in, to and under all contracts and agreements, whether oral or written, relating thereto; any instruments, documents or writings evidencing any monetary obligation, contract right, account or security interest in any of such property or its proceeds accruing or accrued and all other rights and interests in and to any and all security for or claims against others in respect of any of the property described or referred to herein; all books, records, contract rights, instruments, documents (including all documents of title), chattel paper and proceeds relating to, arising from or by virtue of or collections with respect to, or comprising part of, any of such property, including all insurance and claims for insurance effected or held for the benefit of the Borrower or the Bank in respect of any of the foregoing, in each case whether now existing or hereafter arising, accruing or accrued; and all other rights and interests in and to any and all security for or claims against others in respect of any of the rights, interests and property described or referred to above.

Bank understands and agrees that the Collateral includes rights that may be transferred or acquired by the applicable Agency under its Approved Servicing Agreement, are derivative of servicer’s rights under the Approved Servicing Agreement and, as such, are subject to revision to the Agency or standby servicer, in an event of default or extinguishment.

“Commitment” means the obligation of Bank to make the Loans in an aggregate principal amount at any time outstanding up to but not to exceed in the aggregate the Borrowing Limit in effect from time to time.

“Committed Sum” has the meaning set forth in the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit C attached hereto, prepared by and executed by an Authorized Officer of Borrower.

“Consumer Mortgage Loan” means a Mortgage Loan made to a Person for personal, family or household purposes.

“Current Financial Statements” means the financial statements of Borrower most recently submitted to Bank and dated within sixty (60) days of the Effective Date.

“Debt” means with respect to any Person at any time (without duplication), (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days; (d) all capital lease obligations of such Person; (e) all Debt or other obligations of others guaranteed by such Person; (f) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP, or other method of accounting acceptable to Bank, would be shown as a liability on the balance sheet of such Person; (h) any repurchase obligation or liability of a Person with respect to accounts, chattel paper or notes receivable sold by such Person; (i) any liability under a sale and leaseback transaction that is not a capital lease obligation; (j) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of a Person; (k) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; and (l) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests in such Person or any other Person, valued, in the case of redeemable preferred stock interests, at the greater of its voluntary or involuntary liquidation preference plus all accrued and unpaid dividends.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other applicable liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar debtor relief Laws affecting the rights of creditors generally from time to time in effect.

“Distribution” means, during the period of determination, any dividends or other distribution of earnings to Borrower’s equity holders, the net increase in the outstanding balance of all obligations or indebtedness due from the Borrower’s equity holders, officers, and Affiliates to Borrower and the net decrease in the outstanding balance of all Subordinated Debt.

“Effective Date” has the meaning provided in the introductory paragraph hereof.

“Eligible Pledged Servicing Rights” has the meaning set forth in the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Environmental Laws” means any and all federal, state, and local laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251, et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., as the same may be amended or supplemented from time to time.

“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

“Event of Default” has the meaning set forth in Article Nine of this Agreement.

“Existing Litigation” has the meaning set forth in Section 5.5.

“Facility Fee” has the meaning set forth in Section 6 of the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Fannie Mae” means the Federal National Mortgage Association and any successor.

“Fitch” means Fitch Ratings, Inc., or any successor thereto.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation and any successor.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board which are applicable under the circumstances and in effect as of the date in question.

“Ginnie Mae” means the Government National Mortgage Association and any successor.

“Guarantor” means Integrated Real Estate Service Corp., a Maryland corporation, and any other Person who from time to time guarantees all or any part of the Indebtedness.

“Guaranty Agreement” means a written guaranty of each Guarantor in favor of Bank, in form and substance satisfactory to Bank, as the same may be amended, modified, restated, renewed, replaced, extended, supplemented or otherwise changed from time to time.

“Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

“Inchoate Lien” means any Tax Lien for Taxes not yet due and payable and any mechanic’s Lien and materialman’s Lien for services or materials for which payment is not yet due.

“Indebtedness” means all present and future indebtedness, obligations, and liabilities of Borrower to Bank, and all interest accruing thereon and costs, expenses, and reasonable attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligation, and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, evidenced, secured, or arising pursuant to (i) any of the Loan Documents and all renewals and extensions thereof, or any part thereof, and all present and future amendments thereto and (ii) the Master Repurchase Agreement, dated March 30, 2011, between Borrower and Bank, and any Transaction Documents (as defined in the Master Repurchase Agreement), together with all renewals and extensions thereof or any part thereof, and all present and future amendments thereto.

“Laws” means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any city or municipality, state, commonwealth, nation, country, territory, possession, or any Tribunal.

“Leases” means those certain lease agreements between the owners of the real property on which any part of Borrower’s business is operated, as landlord, and Borrower, as tenant, pertaining to the lease of such real property.

“Liabilities” means, with respect to any Person, at any date (a) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) which, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person at such date; and (b) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) for borrowed money or for the deferred purchase price of property or services; provided, however, that, for purposes of this Agreement, there shall be excluded from Liabilities at any date loan loss reserves, deferred taxes arising from capitalized excess service fees, operating leases and Subordinated Debt.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (whether statutory or otherwise), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing).

“Liquid Assets” means, at any particular time, the sum of Borrower’s cash, cash equivalents (certificates of deposit and other depository accounts established at FDIC-insured banks), United States government-issued securities and other registered, unrestricted equity or debt securities which are publicly traded on a recognized United States exchange and have been approved by Bank, in its commercially reasonable discretion and which, in all events, are held in Borrower’s name and are free and clear of all Liens (except Liens in favor of Bank).

“Litigation” means any proceeding, claim, lawsuit, and/or investigation conducted or threatened by or before any Tribunal, including, but not limited to, proceedings, claims, lawsuits, and/or investigations under or pursuant to any environmental, occupational safety and health, antitrust, unfair competition, securities, Tax, or other Law, or under or pursuant to any agreement, document, or instrument.

“Loans” means the Revolving Loans and the Term Loan, collectively.

“Loan Documents” mean this Agreement, the Promissory Note, any guaranty, the Security Documents, and any and all other agreements, documents, and instruments executed and delivered in connection with the Loans, and any future amendments thereto, or restatements thereof, together with any and all renewals, extensions, and restatements of, and amendments and modifications to, any such agreements, documents, and instruments.

“Loan Period” means the combined Revolving Loan Period and Term Loan Period.

“Maker” means and includes each maker of a Mortgage Note and each cosigner, guarantor, endorser, surety and assumptor thereof, and each mortgagor or grantor under a Mortgage Loan, whether or not such Person has personal liability for its payment of the Mortgage Loan evidenced or secured thereby, in whole or in part.

“Margin Call” has the meaning set forth in Section 2.4.

“Material Adverse Effect” means any set of circumstances or event which with respect to any Person (a) would reasonably be expected to have a material adverse effect upon the validity, performance, or enforceability of any Loan Document against such Person, (b) is or would reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), properties, liabilities (actual or contingent) or business operations of such Person, (c) would reasonably be expected to materially impair the ability of such Person to pay the Indebtedness or to fulfill its Obligations under the Loan Documents, or (d) would reasonably be expected to cause an Event of Default.

“Maximum Rate” means the maximum non-usurious rate of interest (or, if the context so requires, an amount calculated at such rate) which Bank is allowed to contract for, charge, take, reserve, or receive in this transaction under applicable federal or state (whichever is higher) Law from time to time in effect after taking into account, to the extent required by applicable federal or state (whichever is higher) Law from time to time in effect, any and all relevant payments or charges under the Loan Documents.

“MBS” means a mortgage pass-through security, collateralized mortgage obligation, REMIC or other security that (a) is based on and backed by an underlying pool of Mortgage Loans and (b) provides for payment by its issuer to its holder of specified principal installments and/or a fixed or floating rate of interest on the unpaid balance and for prepayments to be passed through to the holder, whether issued in certificated or book-entry form and whether or not issued, guaranteed, insured or bonded by Ginnie Mae, Fannie Mae, Freddie Mac, an insurance company, a private issuer or any other Person.

“Moody’s” means Moody’s Investors Service, Inc. or any successors thereto.

“Mortgage Loan” shall mean a loan, which may be a Consumer Mortgage Loan, evidenced by a Mortgage Note and secured by a Security Instrument.

“Mortgage Note” shall mean a full recourse promissory note secured by a Security Instrument and evidencing a Mortgage Loan.

“Mortgaged Property” shall mean the Residential Real Property subject to a Security Instrument securing a Mortgage Loan.

“Net Income” shall mean, for any particular period, Borrower’s net income (after provision for taxes), as determined in accordance with GAAP.

“Obligated Party” means the Borrower, each Guarantor or any other Person who is or becomes party to any agreement that guarantees or secures payment and performance of the Indebtedness and/or the Obligations or any part thereof.

“Obligations” means any and all of the covenants, conditions, warranties, representations and other obligations (other than to repay the Indebtedness) made or undertaken by Borrower or any Obligated Party to Bank as set forth in the Loan Documents.

“Organizational Documents” means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws, (b) in the case of a general partnership, its partnership agreement, (c) in the case of a limited partnership, its certificate of limited partnership and partnership agreement, (d) in the case of a limited liability company, its articles of organization and operating agreement or regulations, and (e) in the case of any other entity, its organizational and governance documents and agreements.

“Permitted Businesses” mean, those businesses in which Borrower was engaged as of the Effective Date, including but not limited to Mortgage Loans and Consumer Mortgage Loans.

“Permitted Liens” means all (a) Inchoate Liens, (b) Liens created by or pursuant to the Loan Documents in favor of Bank, and all renewals and extensions of the same; (c) Liens in favor of any Agency required pursuant to the applicable Approved Servicing Agreement; and Liens securing Debt allowed pursuant to Section 7.1.

“Person” means any individual, firm, corporation, limited liability company, association, partnership, joint venture, trust, other entity, or a Tribunal.

“Pledged Deposit Accounts” means (i) a demand deposit account with Bank styled “[Borrower] in trust for Western Alliance Bank-Fannie Mae Servicing Rights Account,” and (ii) demand deposit account with Bank styled “[Borrower] in trust for Western Alliance Bank - Freddie Mac Servicing Rights Account, “, which accounts will be established, at the election of Bank, upon the occurrence of any Event of Default, and through which accounts, at any time an Event of Default has occurred and is continuing, the cash proceeds of Fannie Mae Servicing Rights and Freddie Mac Servicing Rights, respectively shall be deposited for the benefit of Bank.

“Pledged Servicing Receivables” means all of the Borrower’s present and future rights to have, demand, receive, recover, obtain and retain payments and prepayments of principal,

interest or both, and tax, assessment, maintenance fee and insurance escrow payments, and service fees and compensation, owing, paid or due to be paid on, under or in respect of the serviced Mortgage Loans that are the subject of the Approved Servicing Agreements for which Borrower has granted Bank a security interest in the Pledged Servicing Rights related thereto, to reimburse the Borrower for making advances under such Approved Servicing Agreements, including all of the Borrower’s present and future rights to have, demand, receive, recover, obtain and retain payment, reimbursement or indemnity for (or for making) advances made by Borrower (or its predecessor servicer) under the Approved Servicing Agreements, in each case from any other source or sources, including:

(i)                                     sums paid or to be paid by or for the accounts of the Makers in respect of such Serviced Loans;

(ii)                                  any other Mortgage Loan master servicer, servicer or subservicer, whether or not affiliated or bound by any contract with the Borrower;

(iii)                               any owner or holder of any Serviced Loan or MBS backed by such Serviced Loans under the Approved Servicing Agreements, or any trustee, master servicer, servicer, subservicer or asset manager for any such owner;

(iv)                              any investor (whether pursuant to an express or implied advances reimbursement covenant under a contract between such investor and Borrower, or any predecessor servicer, contained in or executed pursuant to any asset management agreement or any mortgage or MBS selling or servicing guide, pursuant to any other agreement between Borrower, or any predecessor servicer, and such investor or by operation of any legal or equitable rule or principle, including subrogation);

(v)                                 VA, FHA, any other governmental, government-sponsored enterprise or private mortgage insurer or guarantor;

(vi)                              any proceeds of foreclosure or other realizations on any security for or guarantees or insurance of Serviced Loans under any Approved Servicing Agreement in respect of which Serviced Loans an advance was made by Borrower (or its predecessor servicer);

(vii)                           any pool insurance, title insurance or any other insurance on property or property rights comprising or covered by any Serviced Loan which is the subject of any unrecovered advance; and

(viii)                        funds paid over by the Borrower to the trustee for the holder of the related MBSs for such servicer advances as are subsequently determined to not be recoverable from such Makers.

“Pledged Servicing Rights” has the meaning set forth in the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Principal Balance” means the aggregate unpaid principal balance of the Promissory Note on any date of determination.

“Proceeds” means any “proceeds,” as such term is defined in Chapter 9 of the Code and, in any event, shall include, but not be limited to, (a) any and all proceeds of any insurance, indemnity, warranty, or guaranty payable to Borrower from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure, or forfeiture of all or any part of the Collateral by any Tribunal (or any person acting under color of Tribunal), and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Promissory Note” has the meaning set forth in the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Release” means, as to any Person, any release, spill, emissions, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property.

“Remargin Amount” has the meaning set forth in Section 2.4.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Residential Real Property” shall mean a single platted lot of land improved with a one-to-four family residence.

“Revolving Loan” and “Revolving Loans” have the meanings set forth in Section 2.1.

“Revolving Loan Period” means the period beginning on the Effective Date and ending on the two (2) calendar year anniversary thereof.

“Rights” mean any remedies, powers, and privileges exercisable by Bank under the Loan Documents, at Law, equity, or otherwise.

“S&P” means Standard & Poor’s Financial, LLC or any successor thereto.

“Section” and “Sections” have the meanings set forth in Section 1.6.

“Security Documents” means this Agreement, each Acknowledgment Agreement and each other pledge agreement, security agreement or similar agreement or document required by or delivered to Bank from time to time that purports to create a Lien in favor of any of Bank to secure payment or performance of Indebtedness or Obligations or any portion thereof.

“Security Instrument” shall mean a full recourse mortgage or deed of trust securing a Mortgage Loan and granting a perfected first priority lien on Residential Real Property.

“Serviced Loans” means all Mortgage Loans serviced or required to be serviced by the Borrower under any Approved Servicing Agreement, irrespective of whether the actual servicing is done by another Person (a subservicer) retained by the Borrower for that purpose.

“Servicer” means a Person (which may, or shall, mean the Borrower if the context permits, or requires, it) retained by the owner (or a trustee for the owner) of Mortgage Loans to service them under an Approved Servicing Agreement.

“Servicer Downgrade Event” means any debt, deposit, financial strength or any other financial, operational or performance rating for the Borrower, a Servicer or any sub-servicer is downgraded one or more levels by Moody’s, Fitch or S&P.

“Servicer’s Deposit Account” means a deposit account maintained with a financial institution (which may be Bank if so required by Bank) for deposits of principal and interest payments or taxes and insurance payments made by Makers of Serviced Loans, irrespective of how such account is styled or who is the designated owner of such account, in respect of which the Borrower, as servicer, has the right (whether absolute or conditional) to make withdrawals to reimburse itself (or to be reimbursed by withdrawals from such account by an owner of the related Serviced Loans or a trustee for such owner which such owner or trustee is contractually obligated to make and pay over to the Borrower upon the Borrower’s request therefor) for having made servicer advances to pay any or all of the following: scheduled principal and interest payments and property taxes and insurance payments.

“Servicing Agreement” means, with respect to any Person, the arrangement, whether or not evidenced in writing, pursuant to which that Person acts as servicer of Mortgage Loans, whether or not any of such Mortgage Loan is owned by such Person.

“Servicing Appraisal” means a written appraisal or evaluation by a servicing appraiser, acceptable to Bank, in its sole good faith discretion, evaluating the fair market value of all of the Servicing Rights or all of the Pledged Servicing Rights, as applicable, as of a date stated in the written report of such evaluation, each such evaluation and report to be made at the Borrower’s expense, to be addressed to the Bank and to be in a form reasonably acceptable to the Bank, it being understood that, for purposes of this Agreement, (i) if the opinion of value in any such independent appraisal or evaluation is expressed as a range of values, then for purposes of this Agreement, the market value shall be deemed the midpoint (the average of the limits) of the range and (ii) each Servicing Appraisal shall take into account customary factors, including current market conditions and the fact that the Servicing Rights may be terminated by the relevant Approved Servicing Agreement’s counterparty, or sold or otherwise disposed of, under circumstances where the Borrower is in default under this Agreement.  The Borrower acknowledges that each Servicing Appraisal’s determination of market value is for the limited purpose of determining an advance rate for purposes of the financing provided in this Agreement.

“Servicing Portfolio” means the Borrower’s entire portfolio of Serviced Loans.

“Servicing Portfolio Seriously Delinquent Rate” means the total number of Mortgage Loans in Borrower’s Servicing Portfolio that are ninety (90) days or more delinquent (using the Mortgage Bankers Association method of calculating delinquency) divided by the total number of all Mortgage Loans in Borrower’s Servicing Portfolio.

“Servicing Rights” means all of the Borrower’s rights and interests under any Approved Servicing Agreement, including the rights to (a) service the Serviced Loans that are the subject matter of such Approved Servicing Agreement and (b) be compensated, directly or indirectly, for doing so.

“Subordinated Debt” means all Debt of Borrower whether now existing or hereafter incurred which is subordinate in right of payment to the Indebtedness, pursuant to a written agreement in form and content satisfactory to Bank.

“Subsection” and “Subsections” have the meanings set forth in Section 1.6.

“Subsidiary(ies)” means any entity more than fifty percent (50%) of whose ownership, equity or voting interest now or hereafter is owned directly or indirectly by Borrower or any Subsidiary or may be voted by Borrower or any Subsidiary.

“Taxes” means all taxes (including withholding), assessments, fees, levies, imposts, duties, deductions, withholdings, or other charges of any nature whatsoever from time to time or at any time imposed by any Laws or by any Tribunal, excluding state and local sales and use taxes.

“Term Loan Period” means the period beginning on the two (2) calendar year anniversary of the Effective Date and ending on the three (3) calendar year anniversary of the Effective Date.

“Term Loan” has the meaning set forth in Section 2.1.

“Tribunal” means any state, commonwealth, federal, foreign, territorial, or other court or governmental department, commission, board, bureau, agency, or instrumentality.

“Tribunal Proceedings” has the meaning set forth in Section 5.4.

“Unpaid Judgments” has the meaning set forth in Section 5.5.

1.2                               Terms Defined in the Code.  Terms (whether or not capitalized) defined in the Code which are not otherwise defined in this Agreement are used herein as defined in the Code as in effect on the date hereof.

1.3                               Accounting Matters.  Any accounting term used in this Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, or other method of accounting acceptable to Bank, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP, or other method of accounting acceptable to Bank, consistently applied.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP, or other method of accounting acceptable to Bank” shall in no way be construed to limit the foregoing.

1.4                               Headings.  The headings, captions, and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Documents nor to affect the meaning thereof.

1.5                               Number and Gender of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.  Reference herein to Borrower shall mean, jointly and severally, each Person comprising same.

1.6                               Articles, Addendums, Sections and Exhibits.  All references herein to “Article,” “Articles,” “Section,” “Sections,” “Subsection,” and “Subsections” contained herein are, unless specified indicated otherwise, references to articles, sections, and subsections of this Agreement.  All references herein to an “Addendum”, “Exhibit” or “Schedule” are references to exhibits or schedules attached hereto, all of which are made a part hereof for all purposes, the same as if set forth herein verbatim, it being understood that if any addendum, exhibit or schedule attached hereto which is to be executed and delivered, contains blanks, the same shall be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to or at the time of the execution and delivery thereof.  The words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section.

ARTICLE 2
COMMITMENT TO LEND, TERMS OF PAYMENT

2.1                               Revolving Loans and Term Loans.  Subject to and upon the terms and conditions of this Agreement, during the Revolving Loan Period, Bank agrees to make one or more Advances (hereinafter called, individually, a “Revolving Loan” and, collectively, the “Revolving Loans”) to Borrower for Approved Purposes in an aggregate principal amount at any one time outstanding up to but not exceeding the Borrowing Limit.  Within the limit of the Borrowing Limit in effect from time to time, during the Revolving Loan Period, Borrower may borrow, repay, and re-borrow at any time and from time to time from the Effective Date to the earlier of (a) the expiration of the Revolving Loan Period, or (b) the termination of Bank’s Commitment hereunder (collectively, the “Commitment Termination Date”).  If, by virtue of payments made on the Promissory Note during the Revolving Loan Period, the principal amount owed on the Promissory Note during its term reaches zero at any point, Borrower agrees that all of the Collateral and all of the Loan Documents shall remain in full force and effect to secure any Advances made thereafter, and Bank shall be fully entitled to rely on all of the Collateral and all of the Loan Documents unless an appropriate release of all or any part of the Collateral or all or any part of the Loan Documents has been executed by Bank.  The Principal Balance may not exceed the Borrowing Limit at any time.  Upon the expiration of the Revolving Loan Period, and provided that no Event of Default and no event that, with the lapse of time or notice or both, would reasonably be expected to become an Event of Default, has occurred and is continuing, the Revolving Loans shall, without any further action by Bank or Borrower, convert to a term loan (the “Term Loan”) in accordance with the terms of the Promissory Note.

2.2                               Promissory Note.  The Loans shall be evidenced by, be repayable, and accrue interest in accordance with, the Promissory Note.  Subject to the terms and conditions in this Agreement, the Promissory Note, and the other Loan Documents, Borrower may borrow, repay, and re-borrow under the Promissory Note during the Revolving Loan Period.  The unpaid principal balance of the Promissory Note shall be repaid as provided therein.

2.3                               Borrowing Procedure.  Borrower shall give Bank notice of each Revolving Loan by means of a written request containing the information required by Bank and delivered (by hand, email or by mechanically confirmed facsimile) to Bank no later than 1:00 p.m. (Arizona time) on the day on which Borrower desires that Bank fund the Revolving Loan.  Bank, at its option, may accept telephonic requests for such Advances, provided, however, that such acceptance shall not constitute a waiver of Bank’s right to require delivery of a written request in connection with subsequent Revolving Loans.  Any telephonic request for a Revolving Loan by Borrower shall be promptly confirmed by Borrower’s submission of a properly completed written request to Bank, but failure to deliver a written request shall not be a defense to payment of a Revolving Loan.  Bank shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Bank’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically, and purporting to have been sent to Bank by Borrower and Bank shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it.  Subject to the terms and conditions of this Agreement, each Revolving Loan shall be made available to Borrower by depositing the same, in immediately available funds, in an account of Borrower designated by Borrower maintained with Bank.

2.4                               Remargin Requirement.  If at any time the aggregate outstanding amount of Loans made in connection with Pledged Servicing Rights exceeds, as the date of determination, 55% of the fair market value of the Fannie Mae and Freddie Mac Eligible Pledged Servicing Rights, as reflected in the most recent Servicing Appraisal (such excess, a “Remargin Amount”), then Bank may by notice to Borrower require Borrower to transfer to Bank cash in an amount at least equal to the Borrowing Base Deficiency (such requirement, a “Margin Call”).  Notice delivered pursuant to this Section 2.4 may be given by any written or electronic means.  Any notice given before 10:00 a.m. (Arizona time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (Arizona time) on such Business Day; notice given after 10:00 a.m. (Arizona time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (Arizona time) on the following Business Day.  The failure of Bank, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Bank to do so at a later date.  Borrower and Bank each agree that a failure or delay by Bank to exercise its rights hereunder shall not limit or waive Bank’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Borrower.

2.5                               Payments.  If a scheduled payment under the Promissory Note is not made in a timely manner, Bank is authorized by Borrower to debit the amount of any such payments from any general deposit account of Borrower with Bank. If at any time the Principal Balance exceeds the Borrowing Limit, Borrower shall within two Business Days repay to Bank an amount sufficient to eliminate such excess.

2.6                               Purpose of Loans.  Borrower represents that the proceeds of the Loans will be used only for Approved Purposes.

2.7                               Sale of Participations; Disclosure of Information.  Subject to the provisions of any Acknowledgment Agreement, Bank may, from time to time and without notice to Borrower, sell or offer to sell the Indebtedness, or interests therein, to one or more assignees or participants. Borrower further agrees that Bank is hereby authorized to disseminate and disclose any information (whether or not confidential or proprietary in nature) Bank now has or may hereafter obtain pertaining to Borrower, the Serviced Loans, the Indebtedness or the Loan Documents (including, without limitation, any credit or other information regarding Borrower, any of its principals, or any other person or entity liable, directly or indirectly, for any part of the Loan), to (a) any assignee or participant or any prospective assignee or prospective participant, (b) any regulatory body having jurisdiction over Bank or the Indebtedness, (c) any sub-servicer of the Serviced Loans, including without limitation, any other mortgage originator under an interservicer agreement wherein such originator will take over and service the Serviced Loans if an Agency terminates Borrower’s right to service the Serviced Loans or if Borrower otherwise defaults hereunder, and (d) any other persons or entities as may be necessary or appropriate in Bank’s reasonable judgment.  Bank understands that such information may include information that is subject to, and accordingly Bank represents and warrants to Borrower that Bank and its Affiliates are subject to internal policies and processes that require Bank and permitted recipients pursuant to this paragraph to receive, maintain, store and dispose of applicable confidential information in compliance with, any and all applicable federal, state and local laws, rules, regulations and ordinances governing or relating to privacy rights in connection with its performance under this Agreement including, without limitation, the Gramm Leach Bliley Act, as amended (the “GLB Act”).

2.8                               Order of Application.  Except as otherwise provided in the Loan Documents or otherwise agreed by Bank, all payments and prepayments of the Indebtedness, including proceeds from the exercise of any Rights under the Loan Documents or proceeds of any of the Collateral, shall be applied to the Indebtedness in the following order, any instructions from Borrower to the contrary notwithstanding: (a) to the expenses for which Bank shall not have been reimbursed under the Loan Documents, and then to all indemnified amounts due under the Loan Documents; (b) to fees then owed Bank hereunder; (c) to accrued interest on the portion of the Indebtedness being paid or prepaid; (d) to the portion of the principal being paid or prepaid; (e) to the remaining accrued interest on the Indebtedness; (f) to the remaining principal; and (g) to the remaining Indebtedness.  All amounts remaining after the foregoing application of funds shall be paid to Borrower.

ARTICLE 3
COLLATERAL

3.1                               Security Interests.  Subject to the prior rights in favor of any Agency pursuant to the applicable Acknowledgment Agreement, Borrower hereby pledges, assigns and grants to Bank a continuing first priority security interest in all of Borrower’s right, title and interest in and to all of the Collateral to secure the prompt and complete payment and performance when due of all of the Indebtedness and all of the Obligations.

3.2                               Borrower Remains Liable.  Notwithstanding anything to the contrary contained herein, (a) Borrower and each other Obligated Party shall remain liable under the Approved Servicing Agreements, contracts and other agreements to which such Person is a party and which are included in the Collateral and shall perform all of its respective duties and obligations thereunder to the same extent as if this Agreement had not been executed, and (b) Bank shall not have any obligation or liability under any of the Approved Servicing Agreements, contracts and other agreements included in the Collateral by reason of this Agreement, nor shall Bank be obligated to perform any of the obligations or duties of Borrower or any other Obligated Party thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

3.3                               Authorization to File Financing Statements.  Subject to the terms of any applicable Acknowledgment Agreement, Borrower hereby irrevocably authorizes Bank at any time and from time to time to prepare and file one or more financing statements (and any continuation statements and amendments thereto) describing the Collateral whether or not the Borrower’s signature appears thereon.

3.4                               Acknowledgment Agreements.  Servicing Rights under Servicing Agreements with Fannie Mae, Freddie Mac, or any other Agency will have a market value of zero for purposes of determining the Borrowing Base until the date on which an Acknowledgment Agreement covering such Servicing Rights has been executed and delivered by the Borrower, the Bank and Fannie Mae, Freddie Mac, or other Agency as applicable.

3.5                               Pledged Deposit Accounts.  Borrower shall establish and maintain with Bank each of the Pledged Deposit Accounts in the form of a time deposit or demand account.  Pledged Servicing Receivables and Pledged Servicing Rights funds received and retained by Borrower pursuant to the applicable Approved Servicing Agreement, together with all proceeds from any sale or transfer of Pledged Servicing Rights permitted by Bank in its commercially reasonable discretion, shall promptly, and in any event within two (2) Business Days after receipt, be deposited in the appropriate Pledged Deposit Account.  Funds deposited in the Pledged Deposit Accounts (including any interest paid on such funds) may be distributed only with the consent of Bank.  Prior to the Borrower making any withdrawal from the custodial account or any other clearing account maintained under the related Approved Servicing Agreement, the Borrower shall instruct the related depository institution to remit all collections, payments and proceeds in respect of any Pledged Servicing Receivables or Pledged Servicing Rights into the appropriate Pledged Deposit Account.  Borrower shall not withdraw or direct the withdrawal or remittance of any amounts on account of any Pledged Servicing Receivables or Pledged Servicing Rights income related to any Approved Servicing Agreement from any custodial account into which such amounts have been deposited other than to remit to the appropriate Pledged Deposit Account.

3.6                               Further Assurances Concerning Collateral.  In furtherance of the foregoing, the Borrower hereby agrees to perform, or cause to be performed, such acts and duly to authorize, execute, acknowledge, deliver, file and record (or cause such actions to be taken with respect to) such financing statements, assignments, security agreements, deeds of trust, mortgages, bond powers and supplements, modifications or amendments to any of them, and such other papers as Bank may reasonably request in order to establish and preserve the priority of, perfect and protect the Liens granted or intended to be granted to Bank in and to any and all such Collateral and to preserve and protect Bank’s rights in respect of all present and future Collateral for the Indebtedness and the Obligations.

3.7                               Limited Pledge of Fannie Mae Servicing.   Notwithstanding anything to the contrary herein or any of the other Loan Documents, the pledge of the Borrower’s right, title and interest in mortgage servicing rights under servicing contracts with Fannie Mae shall only secure the Borrower’s debt to Bank incurred for the purposes of (a) purchasing additional Mortgage Loan servicing rights and retaining current Mortgage Loan servicing rights, (b) purchasing a mortgage banking company (including a management buyout of an existing mortgage banking company) or (c) securing a warehouse line of credit; provided, that the foregoing provisions of this paragraph shall be deemed automatically supplemented or amended if and to the extent Fannie Mae supplements or amends the corresponding requirement, whether in its rules, regulations, guides, Servicing Agreements, Acknowledgment Agreements, or published announcements or otherwise waives or grants exceptions from such requirement, and in each instance, with the same substantive force and effect; provided further that the security interest created hereby is subject to the following provision to be included in each financing statement filed in respect hereof (defined terms used below shall have the meaning set forth in the applicable Acknowledgment Agreement):

The security interest described in this financing statement is subordinate to all rights of Fannie Mae under (i) the terms of an Acknowledgment Agreement, with respect to the Security Interest among Fannie Mae, IMPAC Mortgage Corp. (the “Debtor”) and Western Alliance Bank, and (ii) the Mortgage Selling and Servicing Contract, the Fannie Mae Selling Guide, the Fannie Mae Servicing Guide and all supplemental servicing instructions or directives provided by Fannie Mae, all applicable master agreements, recourse agreements, repurchase agreements, indemnification agreements, loss-sharing agreements, and any other agreements between Fannie Mae and the Debtor, and all as amended, restated or supplemented from time to time  (collectively, the “Fannie Mae Lender Contract”), which rights include the right of Fannie Mae to terminate the Fannie Mae Lender Contract with or without cause and the right to sell, or have transferred, the Servicing Rights.

3.8                               Limited Pledge of Freddie Mac Servicing.  Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the pledge of Borrower’s right, title and interest in mortgage servicing rights under Servicing Agreements with Freddie Mac shall only secure Borrower’s indebtedness and obligations to Bank incurred for (i) Approved Purposes, or (ii) any other purpose which Freddie Mac, in its sole and absolute discretion, considers to be consistent with the purposes of its Acknowledgment Agreement to be executed among Borrower, Bank and Freddie Mac; provided further that the pledge of Borrower’s Servicing Rights and Pledged Servicing Receivables under Approved Servicing Agreements with Freddie Mac may not include Borrower’s present and future rights to reimbursement for advances, including for delinquent principal, interest, taxes, insurance and other reimbursable expenses related to the Pledged Servicing Receivables and required to be made by Borrower pursuant to such Approved Servicing Agreements; and provided further that the security interest created hereby is subject to the following provision to be included in each financing statement filed in respect hereof (defined terms used below shall have the meaning set forth in the applicable Acknowledgment Agreement):

Notwithstanding anything to the contrary herein, the security interest publicized or perfected by this financing statement is subject and subordinate in each and every respect (a) to all rights, powers and prerogatives of the Federal Home Loan Mortgage Corporation (“Freddie Mac”) under and in connection with the Purchase Documents, as that term is defined in the Freddie Mac Single-Family Seller/Servicer Guide, which rights include, without limitation, the right of Freddie Mac to disqualify (in whole or in part) the debtor named herein as an approved Freddie Mac Seller/Servicer, with or without cause, and the right to terminate (in whole or in part) the unitary, indivisible master servicing contract and to transfer and sell all or any portion of said servicing contract rights, as provided in the Purchase Documents; and (b) to all claims of Freddie Mac arising out of or relating to any and all breaches, defaults and outstanding obligations of the debtor to Freddie Mac.

Notwithstanding the foregoing, Borrower and Bank acknowledge and agree that with respect to any Freddie Mac Mortgage Loan, the Borrower’s pledge of Collateral hereunder will not include Borrower’s present and future right to reimbursement for servicer advances, including for principal, interest, taxes, insurance and other reimbursable expenses related to Pledged Servicing Receivables.

3.9                               Reserved.

3.10                        Periodic Valuations of Servicing Rights.  The value of all Servicing Rights and/or Pledged Servicing Rights, as applicable, to the Bank shall be periodically determined as provided in Exhibit A attached hereto, and the Borrowing Base shall be adjusted to reflect each such determination and updating of the value of such Collateral; provided that, notwithstanding any other provision hereof to the contrary, Bank shall have the right, exercisable from time to time (daily or less often) in its sole discretion on any day after the occurrence and during the continuance of any Event of Default to mark the Servicing Rights to market, whereupon, for purposes of determining the value of the Collateral for that day (and for each day thereafter until it shall thereafter be evaluated or re-evaluated by such an approved appraiser or broker or again marked to market by the Bank) such Servicing Rights shall be equal to 75% of its market value on that day as determined by Bank in its sole and absolute discretion without regard to the then-current Servicing Appraisal (which market value the Borrower acknowledges may be nominal). The Borrower acknowledges that a determination by Bank of market value pursuant to this Agreement is for the limited purpose of determining value of the Collateral for lending or remargin purposes under this Agreement without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of Collateral achieved by obtaining competing bids in an orderly market in which the servicer is not in default, insolvent or the subject of a case in bankruptcy and the bidders have adequate opportunity to perform customary diligence.

ARTICLE 4
CONDITIONS PRECEDENT TO LENDING

4.1                               Initial Extension of Credit.  The obligation of Bank to make the initial Advance under the Promissory Note is subject to the condition precedent that Bank shall have received on or before the day of such Advance all of the following, each dated (as applicable and unless otherwise indicated) on or as of the Effective Date, in form and substance satisfactory to Bank:

(a)                                 Resolutions.  Certified resolutions of the directors or shareholders, as required, of Borrower and each other Obligated Party which authorize the execution, delivery, and performance by Borrower or any such Obligated Party of this Agreement and the other Loan Documents to which Borrower or any such Obligated Party is or is to be a party;

(b)                                 Incumbency Certificate.  A certificate of incumbency certified by an authorized officer or representative certifying the names of the individuals or other Persons authorized to sign this Agreement and the other Loan Documents to which Borrower or any other Obligated Party is or is to be a party on behalf of Borrower or any such Obligated Party together with specimen signatures of such Persons;

(c)                                  Organizational Documents.  Certified Organizational Documents for Borrower and each other Obligated Party as of a date acceptable to Bank;

(d)                                 Governmental Certificates.  Certificates of the appropriate government officials of the state of incorporation or organization of Borrower and each other Obligated Party as to the existence and good standing of Borrower or any such Obligated Party, each dated within thirty (30) days prior to the date of the initial Advance;

(e)                                  Promissory Note.  The Promissory Note, executed by Borrower;

(f)                                   Loan and Security Agreement.  This Agreement, executed by the Borrower;

(g)                                  Servicer Notice.  A fully-executed Servicer Notice in the form attached hereto as Exhibit D, or such other form as agreed upon by Bank in its sole good faith discretion.

(h)                                 Insurance Matters.  Copies of insurance certificates describing all insurance policies required by the Agreement and the other Loan Documents, together with loss payable and lender endorsements in favor of Bank with respect to all insurance policies covering Collateral;

(i)                                     Guaranty.  The Guaranty, executed by each Guarantor.

(j)                                    Security Documents.  The Security Documents, executed by each party thereto;

(k)                                 Borrowing Base Certificate; Other Loan Documents.  The Borrowing Base Certificate computed as of the Effective Date duly executed by Borrower, together with each other Loan Document, duly executed by each Obligated Party which is a party thereto;

(l)                                     Servicing Appraisal.  A Servicing Appraisal of the Collateral;

(m)                             UCC Searches.  (a) Results of UCC and other search reports from one or more commercial search firms acceptable to Bank, listing all of the effective financing statements and other Liens filed against the Borrower in the jurisdiction in which the Borrower is incorporated and any other jurisdiction Bank deems relevant, and (b) evidence reasonably satisfactory to Bank that the Liens indicated by the financing statements (or similar documents) disclosed by the reports described above have been released or will be released or amended on the Effective Date to the extent they include any interest in the Collateral, including (x) copies of proper UCC termination and/or amendment statements, if any, necessary to release and/or amend such Liens and other rights of any Person and (y) such other termination and/or amendment statements as Bank may reasonably request from the Borrower;

(n)                                 Facility Fee.  Borrower shall have paid Bank that portion of the Facility Fee due on the Effective Date;

(o)                                 Acknowledgment Agreement(s).  A fully-executed Acknowledgment Agreement for each applicable Agency; and

(p)                                 Additional Items.  All other additional items as may be reasonably required by the Bank.

4.2                               Conditions for All Advances.  In addition to the conditions precedent stated elsewhere herein, Bank shall not be obligated to make any Advance unless:

(a)                                 Borrowing Base Certificate.  An updated Borrowing Base Certificate computed as of a date not more than 30 days prior to such Advance, duly executed by Borrower, together with each other Loan Document, duly executed by each Obligated Party which is a party thereto;

(b)                                 Representations and Warranties.  The representations and warranties made in Article Five of this Agreement are true and correct at and as of the time the Advance is to be made, and the request for an Advance shall constitute the representation and warranty by Borrower that such representations and warranties are true and correct at such time;

(c)                                  No Event of Default.  On the date of, and upon receipt of, the Advance, no Event of Default, and no event which, with the lapse of time or notice or both, would reasonably be expected to become an Event of Default, shall have occurred and be continuing;

(d)                                 Advance Request.  Bank has received an Advance Request, as well as such other documents, opinions, certificates, agreements, instruments and evidences as Bank may reasonably request, including, but not limited to, a Borrowing Base Certificate; and

(e)                                  Additional Documentation.  Bank shall have received such additional approvals, opinions, or documents as Bank may reasonably request.

Each Advance hereunder shall be deemed to be a representation and warranty by the Borrower to Bank that the conditions specified in Section 4.1 and this Section 4.2 have been satisfied on and as of the date of the applicable Advance.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Bank as follows as of the date hereof, as of the date of each Loan and at all times while any Indebtedness or Obligation is outstanding or any Loan Document is in force and effect:

5.1                               Existence.  Borrower is a duly organized, validly existing, and in good standing under the laws of the State of California, and is duly qualified to transact business and is in good standing in all jurisdictions where the nature and extent of its business and property requires the same.  Except as otherwise disclosed to Bank in writing, Borrower does not conduct business under any name or trade name.

5.2                               Authorization.  Borrower possesses all requisite authority, power, licenses, permits, and franchises to conduct its business and execute, deliver, and comply with the terms of the Loan Documents.  The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms and provisions hereof, the making of the Loans, and the execution, issuance, and delivery of the Loan Documents have been duly authorized and approved by all necessary entity action on the part of Borrower.  No consent or approval of any Tribunal or any other Person that has not been obtained is required in order for Borrower to legally execute, deliver, and comply with the terms of the Loan Documents.

5.3                               Properties; Permitted Liens.  Borrower has good and indefeasible title to all of its real properties and good and marketable title to all of its other properties and assets and to the Collateral, in each case free and clear of any Liens except Permitted Liens.  The Borrower is the legal and equitable owner and holder of the Collateral, free and clear of all Liens except the Permitted Liens, has full power and authority to grant to Bank the security interest in the Collateral pursuant hereto, and the Collateral is validly pledged or assigned to Bank, subject to no other Liens except Permitted Liens.  Subject to the rights of the Agencies as reflected in the relevant Acknowledgment Agreements, when financing statements have been filed in the appropriate offices against Borrower with respect to any Collateral, Bank will have a fully perfected first priority security interest in that portion of the Collateral in which a security interest may be perfected by filing, subject only to any Permitted Liens.

5.4                               Compliance with Laws and Documents.  Borrower is not, nor will the execution, delivery, and performance of and compliance with the terms of the Loan Documents cause Borrower to be, in violation of any Laws or in default (nor has any event occurred which, with the giving of notice or lapse of time or both, would constitute such a default) under any contract in any respect which would reasonably be expected to have a Material Adverse Effect.  During the past five (5) years, there have been no proceedings, claims, or (to the best of Borrower’s knowledge) investigations against or involving Borrower by any Tribunal under or pursuant to any environmental, occupational safety and health, antitrust, unfair competition, securities, or other Laws which would have a Material Adverse Effect, except as previously disclosed to the Bank in writing in connection with Borrower’s application for the Loan (the “Tribunal Proceedings”).

5.5                               Litigation.  Except for Litigation in which Borrower is exclusively a plaintiff without a counterclaim, cross claim, or similar action asserted against Borrower and except as previously disclosed to the Bank in writing in connection with Borrower’s application for the Loan (the “Existing Litigation”), or as otherwise later disclosed in the public filings of Impac Mortgage Holdings Inc., Borrower is not involved in, nor is Borrower aware of the threat of, any Litigation which would have a Material Adverse Effect, and there are no material outstanding or unpaid judgments against Borrower in an amount of $5,000,000.00 or more unpaid longer than thirty (30) days from the date of the order of judgment, and which are not stayed or pending appeal, except as previously disclosed to the Bank in writing in connection with Borrower’s application for the Loan (the “Unpaid Judgments”).

5.6                               Taxes.  All federal, state, foreign, and other Tax returns of Borrower required to be filed have been filed, all federal, state, foreign, and other Taxes imposed upon Borrower which are due and payable have been paid, and no material amounts of Taxes not reflected on such returns are payable by Borrower, other than Taxes being contested in good faith by appropriate legal proceedings and previously disclosed in writing by Borrower to Bank.

5.7                               Enforceability of Loan Documents.  All Loan Documents when duly executed and delivered by Borrower will constitute legal, valid, and binding obligations of Borrower enforceable against Borrower in accordance with their terms subject to Debtor Relief Laws and except that the availability of equitable remedies may be limited.

5.8                               Financial Statements.  All financial statements of Borrower heretofore and hereafter to be delivered to Bank have been and shall continue to be prepared in accordance with GAAP, and do and shall fairly represent in all material respects the financial condition of Borrower as of the date of each such financial statement (subject to reasonable yearend adjustments for interim financial statements).  There are no material liabilities, direct or indirect, fixed or contingent, as of the date of each such financial statement, which are not reflected therein or in the notes thereto to the extent required to be disclosed in accordance with GAAP.  Except for transactions directly related to, or specifically contemplated by, this Agreement and transactions heretofore disclosed in writing to Bank, there has been no material adverse change in the financial condition of Borrower as shown by the Current Financial Statements for Borrower between the date of such Current Financial Statements and the date hereof, nor has Borrower incurred any material liability, direct or indirect, fixed, or contingent, except as otherwise disclosed to and approved in writing by Bank.  Neither Borrower nor any of its Subsidiaries has any material Debt, other contingent liabilities, liabilities for taxes, any long-term lease obligations or unusual forward or long-term commitments, or any Hedge Agreement or other transaction or obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

5.9                               Regulation U.  The proceeds of the Advances are not and will not be used directly or indirectly for the purpose of purchasing or carrying, or for the purpose of extending credit to others for the purpose of purchasing or carrying, any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

5.10                        Subsidiaries.  Borrower has no Subsidiaries as of the date of this Agreement except those previously disclosed to the Bank in writing, in connection with Borrower’s application for the Loan.  There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any equity interests of the Borrower or any Obligated Party.

5.11                        Other Debt.  Except as previously disclosed to the Bank in writing, in connection with Borrower’s application for the Loan, Borrower is not directly, indirectly, or contingently obligated with respect to any Debt as of the Effective Date.

5.12                        Regulatory Acts.  Borrower is not an “investment company” or “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, nor is Borrower subject to regulation under the Federal Power Act, the Interstate Commerce Act, or any other Law (other than Regulation X of the Board of Governors of the Federal Reserve System) which regulates the incurring by Borrower or Guarantor of debt, including, without limitation, Laws regulating common or contract carriers or the sale of electricity, gas, steam, water, or other public utility serves.

5.13                        Locations.  The location of Borrower’s chief executive office and all other locations where Borrower conducts its business are the same as were previously disclosed to the Bank in writing, in connection with Borrower’s application for the Loan.

5.14                        Reserved.

5.15                        General.  There is no significant material fact or condition relating to the financial condition and business of Borrower (other than general economic factors affecting similarly situated businesses), or the Collateral which has not been disclosed in writing to Bank, and all writings heretofore or hereafter exhibited, made, or delivered to Bank by or on behalf of Borrower are and will be genuine and in all respects what they purport and appear to be.

5.16                        Licensing.  The Borrower and the Servicers (if any) of its Mortgage Loans are duly registered as mortgage lenders and servicers in each state in which Mortgage Loans have been or are from time to time originated, to the extent such registration is required by any applicable Laws, except where the failure to register would not reasonably be expected to result in a Material Adverse Effect.

5.17                        Solvency.  Borrower and each Subsidiary are solvent and generally able to pay their debts as they come due.

5.18                        Servicing Agreements.  Bank has received copies of each Approved Servicing Agreement (including, without limitation, all exhibits and schedules referred to therein or delivered pursuant thereto), all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof and all agreements and other material documents relating thereto, and Borrower hereby certifies that the copies delivered to Bank by Borrower are true, correct and complete.  Bank acknowledges that the Approved Servicing Agreements incorporate the guides, guidelines, and any applicable amendments thereto, of the relevant Agencies and Borrower has not and will not deliver copies of such guides and guidelines to Bank.  Each Approved Servicing Agreement has been duly executed and delivered by Borrower and is in full force and effect, and no default or material breach has occurred and is continuing thereunder.

5.19                        Agency Approvals; Servicing Facilities.  Borrower or its subservicer has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans in accordance with the requirements of each applicable Approved Servicing Agreement.  With respect to Ginnie Mae Servicing Rights and to the extent necessary, Borrower is an FHA Approved Mortgagee and a VA Approved Lender.  Borrower is also approved by Fannie Mae and Ginnie Mae as an approved lender and Freddie Mac as an approved seller/servicer, and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act.  In each such case, Borrower is in good standing, with no event having occurred or Borrower having any reason whatsoever to believe or suspect will occur, including a change in insurance coverage that would either make Borrower unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency or to the Department of Housing and Urban Development, FHA or VA.  Should Borrower for any reason cease to possess all such applicable approvals, or should notification to the relevant Agency or to HUD, FHA or VA be required, Borrower shall so notify Bank immediately in writing.

5.20                        Eligible Pledged Servicing Rights.  Each Pledged Servicing Right is an Eligible Pledged Servicing Right; and Each Pledged Receivable represents a valid and legally binding indebtedness arising from the servicing by Borrower of Mortgage Loans, subject only to claims of the applicable Agency and Acknowledgement Agreement. Notwithstanding the foregoing, so long as Borrower did not knowingly include an invalid or ineligible Pledged Servicing Right in the Borrowing Base, no Default or Event of Default shall occur on account of a breach of the foregoing representation if Borrower removes such item from the Borrowing Base and satisfies any resulting Margin Call within one (1) Business Day after Borrower’s obtaining actual knowledge of such breach.

5.21                        Financial Information.  All representations and warranties set forth in the Loan Documents with respect to any financial information concerning Borrower or any Guarantor shall apply to all financial information delivered to Bank by Borrower, such Guarantor, or any Person purporting to be an Authorized Officer or other representative of Borrower or such Guarantor regardless of the method of transmission to Bank or whether or not signed by Borrower, such Guarantor or such Authorized Officer or other representative, as applicable.

ARTICLE 6
AFFIRMATIVE COVENANTS

So long as Bank is committed to make Advances hereunder, and thereafter until payment and performance in full of all of the Indebtedness and Obligations, Borrower covenants and agrees that:

6.1                               Reporting Requirements.  Borrower shall provide to Bank and/or cause the Guarantor to provide to Bank the financial statements and reports more particularly described in Exhibit A attached hereto.

6.2                               Insurance.  Borrower will maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar properties in the same general areas in which Borrower and the Subsidiaries operate, provided that in any event Borrower will maintain workmen’s compensation insurance, property insurance, comprehensive general liability insurance, and business interruption insurance reasonably satisfactory to Bank.  Each insurance policy covering Collateral shall name Bank as loss payee and shall provide that such policy will not be canceled or reduced without thirty (30) days prior written notice to Bank.

6.3                               Payment of Debts.  Borrower will pay or cause to be paid any Debt which if unpaid would result in a Material Adverse Effect prior to the date on which penalties attach thereto (except to the extent and so long as the payment thereof is being properly contested in good faith by appropriate proceedings and adequate reserves have been established therefor).

6.4                               Taxes.  Borrower will promptly pay or cause to be paid when due (for the account of Bank, where appropriate) any and all Taxes due by Borrower, including, without limitation, all taxes, duties, fees, levies and other charges of whatsoever nature which have been or may be imposed by any government or by any department, agency, state, other political subdivision or taxing authority thereof or therein; provided that Borrower shall not be required to pay and discharge any such Taxes or charges so long as the validity thereof shall be contested in good faith by appropriate proceedings and Borrower shall set aside on its books adequate reserves with respect thereto and shall pay any such Taxes or charge before the property subject thereto shall be sold to satisfy any lien which has attached as security therefor.

6.5                               Expenses of Bank.  Borrower will reimburse Bank, for all reasonable out-of-pocket third-party costs, fees, and expenses incident to the Loan Documents or any transactions contemplated thereby through the Effective Date, including, without limitation, all recording fees, all recording taxes, and the reasonable fees and disbursements of counsel for Bank for negotiation and preparation of the Loan Documents, preparation and review of other documents reasonably connected hereto, and providing of other legal services reasonably related hereto.  Borrower shall additionally reimburse Bank for all reasonable out-of-pocket third-party costs, fees and expenses arising after the Effective Date incident to the Loan Documents or the transactions contemplated thereby (not to exceed $2,500.00 in any 12 month period unless an Event of Default shall have occurred and be continuing, in which event such limit shall not apply) including without limitation for services (a) in connection with any subsequent Advance, (b) in connection with or in anticipation of an Event of Default or otherwise in the enforcement of the Loan Documents, (c) in connection with any amendment or waiver to any of the Loan Documents, (d) in connection with any request or action initiated by Borrower, or (e) in connection with the exercise of any of Bank’s rights and remedies under this Agreement, the Promissory Note, or any of the other Loan Documents, or at law, including, without limitation, all consulting fees, filing fees, brokerage fees and commissions, fees incident to security interests, liens, and other title and other searches and reports, escrow fees, attorney’s fees, legal expenses, court costs, auctioneer fees and expenses, and other fees and expenses incurred in connection with liquidation or sale of the Collateral, all of which shall be and become a part of the Indebtedness.

6.6                               Maintenance of Entity Existence, Assets and Business; Continuation of Present Business.  Borrower will preserve and maintain its existence and all of its leases, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business.  Borrower will conduct its business in an orderly and efficient manner in accordance with good business practices. Borrower will continue to conduct its business in substantially the same fields as such business is now carried on; provided that this Section 6.6 shall not prohibit Borrower from adding new lines of business.

6.7                               Books and Records.  Borrower will maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

6.8                               Compliance with Applicable Laws and with Contracts.  Borrower will comply in all material respects with the requirements of all applicable Laws, rules, regulations and orders of any governmental authority, except where contested in good faith and by proper proceedings.  Borrower will not default or fail to comply with any agreement, contract or instrument binding on it or affecting its properties or business which default or failure to comply would reasonably be expected to result in a Material Adverse Effect.

6.9                               Comply with Agreement.  Borrower will fully comply with the terms, provisions and conditions of this Agreement, of the other Loan Documents and of all documents executed pursuant hereto.

6.10                        Notice of Termination of Approved Servicing Agreement, Event of Default, Suits, and Material Adverse Effect.  Borrower will within one Business Day notify Bank of (i) the transfer, expiration without renewal, termination or other loss of all or any part of any Approved Servicing Agreement, any Debt obligations in excess of $25,000,000.00, or the right of the Borrower to service Serviced Loans thereunder (or the termination or replacement of the Borrower thereunder), the reason for such transfer, loss, termination or replacement, if known to the Borrower, and the effects that such transfer, loss, termination or replacement will have (or will likely have) on the prospects for full and timely collection of all amounts owing to the Borrower under or in respect of that Approved Servicing Agreement, (ii) any event, occurrence or circumstance that results in a Pledged Servicing Right not meeting any requirement to maintain its status as an Eligible Pledged Servicing Right, and (iii) any breach of any of the covenants contained in Article 6 and Article 7 of this Agreement and of the occurrence of any Event of Default hereunder, or of the filing of any claim, action, suit or proceeding before any Tribunal agency against Borrower in which an adverse decision would have a Material Adverse Effect upon Borrower and advise Bank from time to time of the status thereof.

6.11                        Information and Inspection.  To the extent applicable, Borrower will furnish to Bank as soon as available copies of all (a) materials filed pursuant to the Securities Act of 1933, or 1934, as amended, by Borrower with the Securities and Exchange Commission, (b) reports to stockholders, and (c) at any reasonable time any other information pertinent to any provision of this Agreement or to Borrower’s business which Bank may reasonably request.  Borrower shall permit an authorized representative of Bank to visit with reasonable written advance notice to Borrower, which shall be at least five (5) Business Days’ notice provided no Event of Default then exists, and inspect at reasonable times any of the properties of Borrower and to discuss the affairs, finances, and accounts of Borrower with the officers and employees of Borrower.

6.12                        Additional Information.  Borrower will promptly furnish or cause to be furnished to Bank such other information not otherwise required herein respecting the business affairs, assets and liabilities of Borrower, Guarantor, the Subsidiaries and the Collateral as Bank shall from time to time reasonably request.

6.13                        Asset Audit.  Borrower shall permit representatives of Bank, at the expense of Borrower, to inspect and conduct audits of all of Borrower’s assets and properties (both real and personal); provided that the costs and expenses of such inspections and audits shall be subject to the limitations set forth in Section 6.5 hereof and Borrower shall not be responsible for the expenses relating to more than one (1) such audit in any twelve-month period unless an Event of Default shall have occurred and be continuing, it which event such limitation shall not apply.

6.14                        Covenants Relating to Collateral:

6.14.1.           General:

(a)                                 Records and Reports; Notification of Event of Default.  Borrower will maintain complete and accurate books and records with respect to the Collateral, and furnish to Bank such reports relating to the Collateral as Bank shall from time to time reasonably request.

(b)                                 Inspection.  Borrower will permit representatives of the Bank, during normal business hours with reasonable advance written notice to Borrower, which shall be at least five (5) Business Days’ notice provided no Event of Default then exists, (i) to inspect the Collateral, (ii) to examine and make copies of the records of Borrower relating to the Collateral, and (iii) to discuss the Collateral and the related records of Borrower with, and to be advised as to the same by, Borrower’s officers and employees; provided that such inspections shall be limited to one in any twelve-month period unless an Event of Default shall have occurred and be continuing, in which event such limitation shall not apply.

(c)                                  Taxes.  Borrower will pay when due all taxes, assessments and governmental charges and levies upon the Collateral, except those which are being contested in good faith by appropriate proceedings and with respect to which Borrower has notified Bank in writing and no Lien exists.

(d)                                 Defense of Title.  Borrower will take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of Bank in the Collateral and the priority thereof against any Lien not expressly permitted hereunder.

(e)                                  Liens.  Without consent from the Bank, Borrower will not create, incur, or suffer to exist any Lien on the Collateral except (i) the security interest created by this Security Agreement, and (ii) Permitted Liens permitted pursuant to the Loan Documents.

(f)                                   Change in Location, Jurisdiction of Organization or Name.  Borrower will not (i) maintain a principal place of business at a location other than a location previously disclosed to the Bank in writing, in connection with Borrower’s application for the Loan, (ii) change its name or taxpayer identification number, (iii) change its mailing address, or (iv) change its jurisdiction of organization, unless Borrower shall have given Bank not less than thirty (30) days’ prior written notice thereof, and Bank shall have determined that such change will not adversely affect the validity, perfection or priority of Bank’s security interest in the Collateral.

(g)                                  Other Financing Statements.  Borrower will not sign or authorize the preparation and filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except as permitted by the Loan Documents.

(h)                                 Further Assurances.  At any time and from time to time, upon the request of Bank, and at the sole expense of Borrower, Borrower shall promptly execute and deliver all such further instruments and documents and take such further action as Bank may deem necessary or desirable to preserve and perfect its security interest in the Collateral and carry out the provisions and purposes of this Agreement, including, without limitation, (a) the preparation (and execution, if necessary) and filing of such financing statements as Bank may require and (b) the deposit of all certificates of title issuable with respect to any of the Collateral and noting thereon the Bank’s security interest hereunder.

6.14.2.           Collection.

(a)                                 Collection of Collateral.  Except as otherwise provided in this Security Agreement, Borrower will collect and enforce, at Borrower’s sole expense, all amounts due or hereafter due to Borrower under the Collateral.

(b)                                 Verification of Accounts.  Subject to applicable Laws, Bank shall have the right, at any time or times hereafter, in its name or in the name of a nominee of Bank, to verify the validity, amount or any other matter relating to any Collateral, by mail, telephone, electronic mail or otherwise.

(c)                                  Appointment of Bank as Attorney-in-Fact.  Subject to applicable Laws and the terms of the relevant Acknowledgment Agreement, Borrower hereby irrevocably designates, makes, constitutes and appoints Bank (and all persons designated by Bank), exercisable after the occurrence of an Event of Default, as its true and lawful attorney-in-fact, and authorizes Bank, in Borrower’s or Bank’s name, to: (i) demand payment of any Collateral; (ii) enforce payment of any Collateral by legal proceedings or otherwise; (iii) exercise all of Borrower’s rights and remedies with respect to proceedings brought to collect any Collateral; (iv) sell or assign any Collateral upon such terms, for such amount and at such time or times as Bank deems advisable; (v) settle, adjust, compromise, extend or renew any Collateral; (vi) discharge and release any Collateral; (vii) take control in any manner of any item of payment or proceeds thereof; (viii) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against an account debtor; (ix) endorse Borrower’s name upon any items of payment or proceeds thereof and deposit the same in Bank’s account on account of the Obligations; (x) notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Bank, have access to any lock box or postal box into which any of Borrower’s mail is deposited, and open and dispose of all mail addressed to Borrower, and (xi) do all acts and things which are necessary, in Bank’s reasonable discretion, to fulfill Borrower’s obligations or exercise Bank’s rights under this Agreement.  The preceding establishes a power of attorney coupled with an interest.

(d)                                 Notice to Account Debtor.  Subject to applicable Laws, Bank may, in its sole discretion, at any time following the occurrence of an Event of Default, and without prior notice to Borrower (i) notify any or all account debtors that the Accounts have been assigned to Bank and that Bank has a security interest therein, and/or (ii) direct any or all account debtors to make all payments upon the Accounts directly to Bank.  Bank will use its best efforts to furnish Borrower with a copy of such notice, but failure to do so will not have an adverse effect on Bank’s rights hereunder.

6.14.3.           Pledged Servicing Rights and Pledged Servicing Receivables.

(a)                                 Claims and Demands.  Borrower will warrant and forever defend the right, title and interest of the Bank in and to the Pledged Servicing Rights and Pledged Servicing Receivables against the claims and demands of all Persons whomsoever.

(b)                                 Duties and Obligations.  Borrower will diligently fulfill in all material respects its duties and obligations under each Approved Servicing Agreement, and not be declared in writing by a counterparty to any such Approved Servicing Agreement to be in material default; provided that the Borrower shall not be in breach of this covenant if a default declared by a counterparty to such Approved Servicing Agreement arose from a failure of the portfolio of Serviced Loans to perform as required by the relevant Approved Servicing Agreement and such counterparty has elected in writing to continue to use the Borrower as Servicer thereof and has not rescinded or revoked such election.

(c)                                  Collection.  Diligently and timely collect its Pledged Servicing Receivables and its servicing compensation under each Servicing Agreement and cause the Borrower’s rights to collect Pledged Servicing Receivables under each Approved Servicing Agreement to remain in full force and effect.

(d)                                 Compensation.  Borrower will cause its rights to the servicing compensation provided for in each Approved Servicing Agreement to remain in full force and effect until such Servicing Agreement expires in accordance with its terms and without renewal.

(e)                                  Receivables.  Borrower will cause the rights to collect Pledged Servicing Receivables under each Approved Servicing Agreement to remain in full force and effect.

(f)                                   Filing Authorization.  Borrower hereby irrevocably reconfirms the filing authorization given in Section 3.3 as to such UCC financing statements and continuation statements as Bank may reasonably request from time to time (although no such reconfirmation shall be a condition to the filing of any financing statement, including any “in lieu” financing statement, or continuation statement) and execute and deliver to Bank such further instruments of sale, pledge, assignment or transfer, and such powers of attorney, as shall be reasonably required by Bank from time to time, and do and perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded the Bank under this Agreement, the Promissory Note and the other Loan Documents.  Bank shall have all the rights and remedies of a secured party under the Code and any other applicable law, in addition to all rights provided for in this Agreement.

(g)                                  Insurance and Reports.  Borrower will cause each of its Servicers, if any, to keep in force throughout the term of this Agreement (i) a policy or policies of insurance covering errors and omissions for failure to maintain insurance as required by this Agreement and (ii) a fidelity bond.  Each such policy and fidelity bond shall be in such form and amount as is generally customary among Persons who service a portfolio of Mortgage Loans having an aggregate principal amount comparable to that of the servicing portfolio of such Servicer or the Borrower, respectively, and which are generally regarded as servicers acceptable to institutional investors.  Borrower will promptly provide Bank with copies of all notices, reports and other information provided by Borrower to its Servicers and by such Servicers to the Borrower.

(h)                                 Acknowledgment Agreements.  Borrower will deliver to Bank within six (6) months after the Effective Date Acknowledgment Agreements with Fannie Mae and Freddie Mac.

(i)                                     Coordination with Other Banks/Repo Purchasers and Their Custodians.  Borrower will keep Bank informed of the current name, address and contact information concerning each of the Borrower’s other mortgage warehouse credit and repurchase facilities (if any), update such information provided to the Bank as changes occur, and will cooperate and assist Bank in exchanging information with such others (and their document custodians or trustees) to prevent and promptly correct conflicting claims to and interests in Collateral between or among lenders or repurchase facilities counterparties.  Borrower hereby irrevocably authorizes Bank to communicate and exchange information with such other lenders.

ARTICLE 7
NEGATIVE COVENANTS

So long as Bank is committed to make Advances hereunder, and thereafter until payment and performance in full of all of the Indebtedness and all of the Obligations, Borrower covenants and agrees that, without the prior written consent or notice as applicable, of Bank:

7.1                               Debt.  Borrower will not incur, create, assume, or permit to exist, any Debt, except:

(a)                                 Debt to Bank;

(b)                                 Debt which exists on the Effective Date which has been disclosed to Bank in writing prior to the Effective Date and extensions or refinancings thereof;

(c)                                  Trade Debt and capitalized leases incurred in the ordinary course of business;

(d)                                 Debt incurred in the ordinary course of business to hedge the risk of interest rate fluctuations or any of the Borrower’s portfolios or pipelines of Mortgage Loans in respect of other Permitted Debt obligations;

(e)                                  Debt incurred in connection with the sale or securitization of Mortgage Loans the documentation for which specifically contemplates and permits such a repurchasing transaction;

(f)                                   Warehouse lines of credit, servicing rights financing and gestation facilities that are not secured by Pledged Servicing Rights, Pledged Servicing Receivables, Pledged Deposit Accounts or proceeds thereof;

(g)                                  Tax liabilities and expense accruals incurred or recorded in the ordinary course of Seller’s mortgage lending business; and

(h)                                 Other Debt (secured or unsecured) not to exceed $25,000,000.

7.2                               Contingent Liabilities.  Borrower will not, directly or indirectly, assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person (other than Borrower) except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (b) contingent liabilities arising from the sale of Mortgage Loans or servicing rights in the ordinary course of business subject to the restrictions on disposition of Collateral set forth in this Agreement.

7.3                               Pledging or Assignment of Servicing Rights.  Except in the ordinary course of Borrower’s business upon prompt notice to Bank, and subject to the prior written consent of any applicable Agency, Borrower shall not pledge, grant a security interest or assign any existing or future rights to service any of the Collateral or to be compensated for servicing any of the Collateral, or pledge or grant to any other Person any security interest in any Pledged Servicing Rights or any Pledged Servicing Receivables.

7.4                               Limitation on Liens.  Borrower will not, directly or indirectly, incur, create, assume, or permit to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except:

(a)                                 The Permitted Liens;

(b)                                 Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of Borrower to use such assets in its business, and none of which is violated in any material respect by existing or proposed structures or land use;

(c)                                  Liens for taxes, assessments, or other governmental charges which are being contested in good faith and for which adequate reserves have been established;

(d)                                 Liens resulting from good faith deposits to secure payments of workmen’s compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, or contracts (other than for payment of Debt), or leases made in the ordinary course of business; and

(e)                                  Purchase money Liens on specific property to secure Debt used to acquire such property to the extent permitted in Section 7.1.

7.5                               Mergers, Etc.  Borrower will not, directly or indirectly (a) become a party to a merger or consolidation, or (b) without notice to the Bank, other than in the ordinary course of business, purchase or otherwise acquire all or substantially all of the assets or shares or other evidence of beneficial ownership of any Person, (c) without notice to the Bank, form a new Subsidiary or transfer assets to any Subsidiary, and prior to the formation of or any transfer of assets to a Subsidiary, such Subsidiary executes and delivers to Bank such guaranty, security agreements and/or pledge agreements as may be required by Bank, or (d) wind-up, dissolve, or liquidate.

7.6                               Loans and Investments.  Other than in the ordinary course of business, Borrower will not, directly or indirectly, make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase, any stock, bonds, notes, debentures, or other securities of, any Person, except:

(a)                                 Mortgage Loans or Consumer Loans made in the ordinary course of business;

(b)                                 Readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;

(c)                                  Fully insured depository accounts maintained at a commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000.00; and

(d)                                 (d)                                 Acquisitions of other Mortgage Loan or Consumer Loan entities that are disclosed to Bank prior to the consummation thereof.

7.7                               Limitation on Issuance of Equity.  Borrower will not, directly or indirectly, at any time issue, sell, assign, or otherwise dispose of (a) any of its equity interests, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its equity interests, or (c) any option, warrant, or other right to acquire any of its equity interests.

7.8                               Transactions with Affiliates.  Borrower will not, directly or indirectly, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business, pursuant to a transaction which is otherwise expressly permitted under this Agreement, and upon fair and reasonable terms no less favorable to Borrower than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower.

7.9                               Disposition of Assets.  Other than in the ordinary course of business, including but not limited to the disposition of Mortgage Loans and Servicing Rights (excluding Servicing Rights that constitute Collateral), Borrower will not, directly or indirectly, sell, lease, assign, transfer, or otherwise dispose of all or any material portion of its assets.

7.10                        Nature of Business.  Borrower will not engage in any business other than the Permitted Businesses without providing the Bank five (5) Business Days’ written notice (which notice shall be deemed satisfied by the public disclosure of any such new business in the Securities and Exchange Commission filings or press release of Impac Mortgage Holdings, Inc.

7.11                        Environmental Protection.  Borrower will not, directly or indirectly, (a) use (or permit any tenant to use) any of its properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material, (b) generate any Hazardous Material, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or (d) otherwise conduct any activity or use any of its respective properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which Borrower would be responsible.

7.12                        Reserved.

7.13                        Judgments.  Borrower will not allow any judgment in excess of $5,000,000.00 rendered against it to remain undischarged or unsuperseded for a period of thirty (30) days during which execution shall not be effectively stayed.

7.14                        Reserved.

7.15                        Special Negative Covenants Concerning Collateral.  The Borrower will not, without the Bank’s prior written consent (which the Bank agrees to not unreasonably withhold or delay), (a) execute a Servicing Agreement with any new subservicer with respect to any Collateral; or (b) execute any amendments to any Servicing Agreement that would reasonably be expected to materially and adversely affect the value of any Collateral or to reduce or delay payment or collection of amounts due the Borrower from or in respect of any Collateral and the Borrower will provide a copy of every supplement, amendment, restatement or replacement of any of such Servicing Agreements with respect to any  Collateral to the Bank promptly (and in no event later than five (5) Business Days) after the same shall become effective. The Borrower will not amend, modify or terminate any agreement with any subservicer that performs any services with respect to the Collateral without prior written notice to Bank. Bank acknowledges that the Approved Servicing Agreements incorporate the guides, guidelines, and any applicable amendments thereto, of the relevant Agencies and Borrower has not and will not deliver copies of such guides and guidelines to Bank. Borrower has no control over the ability of the relevant Agency to amend the Approved Servicing Agreement by the amendment of the guides and guidelines, and any such amendment shall not be deemed a breach of this covenant of an Event of Default hereunder.

ARTICLE 8
FINANCIAL COVENANTS

Borrower covenants and agrees that, as long as any Indebtedness or Obligations or any part thereof is outstanding or Bank is under any obligation to make additional Advances under this Agreement, Borrower will, at all times, observe and perform the financial covenants set forth on Exhibit A attached hereto.

ARTICLE 9
EVENTS OF DEFAULT

The term “Event of Default” as used herein shall mean the occurrence of any one or more of the following events:

9.1                               Payment of Indebtedness.  (a) The failure of Borrower to punctually pay the principal of or the interest on any Loan in accordance with the terms of the Loan Documents; (b) the failure of Borrower to meet a Margin Call in accordance with the terms of Section 2.4; or (c) the failure of Borrower to pay any other portion of the Indebtedness as the same become due in accordance with the terms of the Loan Documents within five (5) Business Days after Bank shall provide Borrower written notice of its failure to make any such payment.

9.2                               Misrepresentation.  Any statement, representation, or warranty heretofore or hereafter made or deemed made by Borrower or any Obligated Party in this Agreement or any other Loan Document or in any writing, or any statement or representation made in any certificate, report, or opinion delivered to Bank pursuant to the Loan Documents, is incorrect, false, calculated to mislead or misleading in any material respect at the time made.

9.3                               Covenants.  The failure or refusal of Borrower or any Obligated Party to perform, observe, and comply with any covenant or agreement (a) contained in Section 6.6, Article 7, Section 9.5, Section 9.6, Section 9.11, or Section 2 of Exhibit A of this Agreement or (b) the failure or refusal of Borrower or any Obligated Party to perform, observe, and comply with any other covenant or agreement in any of the Loan Documents, which failure or refusal is not cured or corrected within thirty (30) days following written notice thereof from Bank to Borrower.

9.4                               Voluntary Debtor Relief.  Borrower or any Obligated Party shall (a) execute an assignment for the benefit of creditors, or (b) become or be adjudicated as bankrupt or insolvent, or (c) generally not, or be unable to, or admit in writing its inability to, pay its debts generally as they become due, or (d) apply for or consent to the appointment of a conservator, receiver, trustee, liquidator, custodian or other similar official of it or all or a substantial part of its assets, or (e) file a voluntary petition, or commence any other proceeding, or other action, seeking liquidation, reorganization or dissolution, conservatorship, or seek any other arrangement with creditors or to take advantage or seek any other relief under any Debtor Relief Law now or hereafter existing, or (f) file an answer admitting the material allegations of or consenting to, or default in, a petition filed against it in any liquidation, conservatorship, bankruptcy, reorganization, rearrangement, debtor’s relief, or other insolvency proceedings, or (g) institute or voluntarily be or become a party to any other judicial proceedings intended to effect a discharge of its debts, in whole or in part, or a postponement of the maturity or the collection thereof, or a suspension of any of the Rights or powers of Bank granted in any of the Loan Documents.

9.5                               Involuntary Proceedings.  Borrower or any Obligated Party shall involuntarily (a) have an order, judgment, or decree entered against it by any Tribunal pursuant to any Debtor Relief Law that would suspend or otherwise affect any of the Rights granted to Bank in any of the Loan Documents, and such order, judgment, or decree is not permanently stayed, vacated, or reversed within ninety (90) days after the entry thereof, or (b) have a petition filed against it or any of its property seeking the benefit or benefits provided for by any Debtor Relief Law that would suspend or otherwise affect any of the Rights granted to Bank in any of the Loan Documents, and such petition is not discharged within ninety (90) days after the filing thereof.

9.6                               Attachment.  The failure to have discharged within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceedings against any Collateral, or within ninety (90) days after the commencement of any such action with respect to any other material assets of Borrower.

9.7                               Reserved.

9.8                               Servicer Status.  The Borrower shall take or omit to take any act (i) that would result in the suspension or loss of any of its statuses, once achieved or any of such statuses of its subservicer, if any, of any Ginnie Mae, Fannie Mae or Freddie Mac Mortgage Loans pools for which the Borrower is Servicer, as a Ginnie Mae, Fannie Mae and Freddie Mac approved servicer, or (ii) after which the Borrower or any such relevant subservicer would no longer be in good standing as such, or (iii) after which the Borrower or any such relevant subservicer would no longer currently satisfy all applicable Ginnie Mae, Fannie Mae and Freddie Mac net worth requirements, if both (x) all of the material effects of such act or omission shall have not been cured by the Borrower or waived by the relevant Person (Ginnie Mae, Fannie Mae or Freddie Mac) before termination of such status and (y) it would reasonably be expected to have a Material Adverse Effect on Borrower or any of its Subsidiaries; and Borrower does not (A) provide within 30 days of termination of such status a plan acceptable to Bank to engage another subservicer acceptable to lender in good status with Ginne Mae, Fannie Mae or Freddie Mac, as the case may be, and (B)Borrower diligently and continuously pursues such plan and engages and transfers all applicable assets to such replacement subservicer within 180 days of the termination of such status.

9.9                               Dissolution or Death.  The dissolution of Borrower or Guarantor for any reason whatsoever.

9.10                        Termination of Servicing Rights.  The Borrower’s rights to service Serviced Loans for any one or more investors under Approved Servicing Agreements the value of which rights to the Borrower (as reasonably estimated by Bank) equals or exceeds 5.00% of the aggregate principal amount of the Borrower’s Servicing Portfolio shall be terminated for cause (i.e., on account of act(s) or omission(s) by the Borrower for which the holder, or a trustee for the holder, of the relevant Serviced Loans has the right under such Approved Servicing Agreement to terminate such servicing rights).

9.11                        Servicer Downgrade Event.  A Servicer Downgrade Event has occurred; and (A) such Servicer Downgrade Event is not reversed or Borrower has not provided within 30 days of termination of such status a plan (“Plan”) acceptable to Bank to engage another subservicer acceptable to lender in good status with Ginne Mae, Fannie Mae or Freddie Mac, as the case may be, and (B) if such a Plan is submitted, Borrower diligently and continuously pursues such Plan and engages and transfers all applicable assets to such replacement subservicer within 180 days of the Servicer Downgrade Event.

9.12                        Defaults on Other Debt or Agreements.  Borrower or any other Obligated Party shall default in the due and punctual payment of the principal of or the interest on any Debt in excess of $5,000,000 owing to any Person (other than Bank), or shall fail to perform, observe or comply with any covenant, agreement or other obligation to be performed, observed or complied with by Borrower or such Obligated Party in any agreement ancillary to such Debt, subject to any grace and/or cure periods provided therein, which failure could reasonably be expected to have a Material Adverse Effect on the business, operations, condition (financial or otherwise), or assets of Borrower or such Obligated Party, the ability of Borrower or such Obligated Party to pay the Indebtedness or perform its Obligations under any Loan Document to which it is a party or by which it is bound, or the enforceability of any Loan Document.

9.13                        Liens.  Borrower shall grant, or suffer to exist, any Lien on any Collateral (except any Lien in favor of Bank or any other Permitted Lien) or the Liens contemplated hereby are not first priority perfected Liens on the Collateral in favor of Bank.

9.14                        Material Adverse Effect.  A Material Adverse Effect has occurred and is continuing.

9.15                        Loan Documents.  Any of the Loan Documents ceases to be in full force and effect, or be enforceable by Bank in accordance with their terms.

ARTICLE 10
CERTAIN RIGHTS AND REMEDIES OF BANK

10.1                        Rights upon Event of Default.  Subject and subordinate in all respects to the rights, powers and prerogatives of the relevant Agency under its Acknowledgment Agreement, if any Event of Default shall occur and be continuing, Bank may without notice terminate the Commitment and declare the Indebtedness or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default under Section 9.4 or Section 9.5, the Commitment shall automatically terminate, and the Indebtedness shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower.  Notwithstanding the foregoing, Borrower reserves the right to contest the existence of an Event of Default.  If any Event of Default shall occur and be continuing, Bank may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise, including without limitation:

(a)                                 in its discretion, to demand, sue for, collect or receive and receipt for (in its own name, in the name of the Borrower or otherwise) any money or property at any time payable or receivable on account of any of the Collateral, in consideration of its transfer or in exchange for it;

(b)                                 direct, and to take any and all other steps necessary to cause, any Servicer of any of the Collateral to pay over directly to the Bank for the account of the Borrower (instead of to the Borrower or any other Person) all sums from time to time due to the Borrower and to take any and all other actions that the Borrower or the Bank has the right to take under the Borrower’s contract with such Servicer; and

(c)                                  direct the Borrower to pay over to the Bank all sums from time to time due the Borrower under or in respect of the Collateral, including any and all fees and other compensation under the Approved Servicing Agreements for servicing the Serviced Loans and all amounts paid to or collectable by the Borrower to pay Pledged Servicing Receivables, whether paid to the Borrower or withheld or recovered by the Borrower from collections and realizations on such Mortgage Loans or any other source, and to take any and all other actions that, subject to any restrictions imposed by the relevant Approved Servicing Agreement for the benefit of the party to it on whose behalf the Mortgaged Loans are being serviced (to the extent that such restrictions are valid and enforceable under the applicable Code and other Laws), the Borrower or the Bank has the right to take under that Approved Servicing Agreement, and if the Bank does so request, then the Borrower shall diligently and continuously thereafter comply with such request.  All amounts so received and collected by Bank pursuant to this Section 10.1 shall be applied in the same order and manner as is specified in Section 10.2.1.

(d)                                 foreclose upon or otherwise enforce its security interest in and Lien on the Collateral, or on such portions or elements of the Collateral as the Bank shall elect to proceed against from time to time.

(e)                                  at the Bank’s option and in its sole discretion, but subject to applicable Laws, to notify any or all Makers obligated under any or all items of Collateral, that the Collateral has been assigned to the Bank and that all payments thereon are to be made directly to the Bank or such other Person as may be designated by the Bank; settle, compromise, or release, in whole or in part, any amounts owing on the Collateral or any portion of the Collateral, on terms acceptable to the Bank; enforce payment and performance and prosecute any action or proceeding with respect to any and all Collateral; and where any such Collateral is in default, foreclose on and enforce Liens or security interests in, such Collateral by any available judicial procedure or without judicial process and sell property acquired as a result of any such foreclosure.

(f)                                   act, or contract with one or more third Persons to act, as Servicer of each item of Collateral requiring servicing and perform all obligations required in connection with any Approved Servicing Agreements to which the Borrower is a party, and the Borrower hereby agrees to pay such third Persons’ fees to the extent (if any) that the Bank is unable, despite reasonable efforts made by the Bank in light of the necessity that there be no material break in the continuity of servicing, to contract for such servicing and performance of such obligations for fees equal to or less than the fees under such Approved Servicing Agreements.

(g)                                  as a matter of right and without notice to Borrower or anyone claiming under Borrower, and without regard to the then value of the Collateral or the interest of Borrower therein, to apply to any court having jurisdiction to appoint a receiver or receivers of the Collateral, and Borrower hereby irrevocably consents to such appointment and waives notice of any application therefor.  Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Bank in case of entry as provided herein and shall continue as such and exercise all such powers until the date of the sale of the Collateral unless such receivership is sooner terminated.

(h)                                 exercise all rights and remedies of a secured creditor under the Code, including selling the interests of the Borrower in the Collateral at public or private sale.  Bank shall give the Borrower not less than 10 days’ written notice of any such public sale or of the date after which private sale may be held.  The Borrower agrees that 10 days’ written notice shall be reasonable notice.  At any such sale any or all of the Collateral may be sold as an entirety or in separate parts, as the Bank may determine in its commercially reasonable discretion.  The Bank may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.  The Bank is authorized at any such sale, if the Bank deems it advisable so to do, to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or resale of any of the Collateral.  The Borrower specifically agrees that any such sale, whether public or private, of any Collateral pursuant to the commitment of any investor to purchase such Collateral that was obtained by (or with the approval of) the Borrower will be commercially reasonable, and if such sale is for the price provided for in such commitment, then such sale shall be held to be for value reasonably equivalent to the value of the Collateral so sold.  Upon any such sale, the Bank shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption, stay or appraisal which the Borrower has or may have under any rule of law or statute now existing or hereafter adopted.  In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Bank until the selling price is paid by the purchaser, but the Bank shall not incur any liability in case of such purchaser’s failure to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice.  Nothing in this Agreement shall be construed as the Borrower’s waiver of, or agreement to waive, any requirement imposed by applicable law that any sale of the Collateral be commercially reasonable.

10.2                        Rights Relating to Collateral.

10.2.1.           Application of Proceeds.  Subject and subordinate in all respects to the rights, powers and prerogatives of the relevant Agency under its Acknowledgment Agreement, if any Event of Default shall have occurred and be continuing, Bank may at its discretion, in accordance and as provided in the Code and other applicable law, apply or use any cash held by Bank as Collateral and any cash proceeds received by Bank in respect of any sale or other disposition of, collection from, or other realization upon, all or any part of the Collateral as follows in such order and manner as Bank may elect:

(a)                                 To the repayment or reimbursement of the reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Bank in connection with (i) the administration of the Loan Documents, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, the Collateral, and (iii) the exercise or enforcement of any of the rights and remedies of Bank hereunder;

(b)                                 To the payment or other satisfaction of any Liens upon the Collateral;

(c)                                  To the satisfaction of the Indebtedness;

(d)                                 To the payment of any other amounts required by applicable law; and

(e)                                  By delivery to Borrower or any other party lawfully entitled to receive such cash or proceeds whether by direction of a court of competent jurisdiction or otherwise.

10.2.2.           Other Recourse.  Borrower waives any right to require Bank to proceed against any third party, exhaust any Collateral or other security for the Indebtedness, or to have any third party joined with Borrower in any suit arising out of the Indebtedness or any of the Loan Documents, or pursue any other remedy available to Bank. Borrower further waives any defense arising by reason of any disability or other defense of any third party or by reason of the cessation from any cause whatsoever of the liability of any third party.

10.2.3.           Disclaimer of Warranties, Sales on Credit and Limitation of Liability.  In connection with any foreclosure sale of the Collateral, Bank may specifically disclaim any warranties of title or the like.  This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.  If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank and applied to the indebtedness of the purchaser.  In the event the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale.  Bank shall not incur any liability as a result of the sale of the Collateral, or any part of it, at any private sale.  The Borrower hereby waives any claims it may have against the Bank arising by reason of the fact that the price at which the Collateral may have been sold at such private sale was less than the price that might have been obtained at a public sale, less than the price that might have been obtained had the Collateral been sold pursuant to a purchase agreement for it obtained by the Borrower, or less than the aggregate amount of the outstanding Loans and the unpaid interest accrued on them, even if the Bank accepts the first offer received and does not offer the Collateral to more than one offeree.

10.2.4.           License.  Bank is hereby granted a license or other right to use, following the occurrence and during the continuance of an Event of Default, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, Maker lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and, following the occurrence and during the continuance of any Event of Default, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit.

10.3                        Attorney-in-Fact.  Subject and subordinate in all respects to the rights, powers and prerogatives of the relevant Agency under its Acknowledgment Agreement, Bank is hereby appointed the attorney-in-fact of the Borrower, with full power of substitution, for the purpose of carrying out the provisions of this Agreement and taking any action and executing any agreements, documents or instruments that Bank may deem necessary or advisable to accomplish this Agreement’s purposes, which appointment as attorney-in-fact is coupled with an interest and irrevocable for so long as any of the Indebtedness, the Obligations or the Commitments are outstanding, although Bank agrees not to exercise its rights under this power of attorney unless, in its opinion or the opinion of its legal counsel, an Event of Default has occurred that Bank has not declared in writing to have been cured or waived.  Without limiting the generality of the foregoing, the Bank shall have the right and power, either in the name of the Borrower or both, or in its own name, to (a) give notices of its security interest in the Collateral to any Person, (b) endorse in blank, to itself or to a nominee all items of Collateral that are transferable by endorsement and are payable to the order of the Borrower, including canceling, completing or supplying any unneeded, incomplete or missing endorsement of the Borrower and any related assignment, (c) receive, endorse, collect and receipt for all checks and other orders made payable to the order of the Borrower representing any payment of account of the principal of or interest on any Collateral or their proceeds (including any securities), or the proceeds of sale of any of the Collateral, or any payment in respect of any hedging arrangement or device, and to give full discharge for them, (d) request that any Servicing Right related to Fannie Mae, Freddie Mac, or any other investor be transferred to the Bank or to another approved servicer approved by Fannie Mae, Freddie Mac, or such other investor (as the case may be) and perform (without assuming or being deemed to have assumed any of the obligations of the Borrower thereunder) all aspects of each servicing contract that is Collateral, (e) request distribution to the Bank of sale proceeds or any applicable contract termination fees arising from the sale or termination of such servicing rights and remaining after satisfaction of the Borrower’s relevant obligations to Fannie Mae, Freddie Mac, or such other investor (as the case may be), including costs and expenses related to any such sale or transfer of such servicing rights and other amounts due for unmet obligations of the Borrower to Fannie Mae, Freddie Mac, or such other investor (as the case may be) under applicable Agency Guideline or such other investor’s contract, (f) deal with investors and any and all subservicers and master servicers in respect of any of the Collateral in the same manner and with the same effect as if done by the Borrower and (g) take any action and execute any instruments that the Bank deems necessary or advisable to accomplish any of such purposes.

10.4                        Setoff.  At any time an Event of Default exists, Bank shall be entitled to exercise the rights of setoff and/or banker’s lien against the interests of Borrower in and to each and every account and other property of Borrower which are in the possession of Bank to the extent of the full amount of the Indebtedness, provided that such Indebtedness is then due.  The rights and remedies of Bank hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Bank may have.

10.5                        Performance by Bank.  Should any covenant, duty, or agreement of Borrower fail to be performed in accordance with the terms of the Loan Documents, Bank may, at its option, perform or attempt to perform such covenant, duty, or agreement on behalf of Borrower.  In such event, or if Bank expends any sum pursuant to the exercise of any Right provided herein, Borrower shall, at the request of Bank, promptly pay to Bank any amount expended by Bank in such performance or attempted performance, together with interest thereon at the Maximum Rate from the date of such expenditure by Bank until paid.  Notwithstanding the foregoing, it is expressly understood that Bank does not assume any liability or responsibility for the performance of any duties of Borrower or Guarantor hereunder or in connection with all or any part of the Collateral.

10.6                        Reserved.

10.7                        Diminution in Collateral Value.  Subject to applicable Laws, Bank does not assume, and shall never have, any liability or responsibility for any loss or diminution in the value of all or any part of the Collateral.

10.8                        Waivers.  The acceptance of Bank at any time and from time to time of part payment on the Indebtedness shall not be deemed to be a waiver of any Event of Default then existing.  No waiver by Bank of any Event of Default shall be deemed to be a waiver of any other then-existing or subsequent Event of Default.  No waiver by Bank of any of its Rights hereunder, in the other Loan Documents, or otherwise shall be considered a waiver of any other or subsequent Right of Bank.  No delay or omission by Bank in exercising any Right under the Loan Documents shall impair such Right or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such Right preclude other or further exercise thereof, or the exercise of any other Right under the Loan Documents or otherwise.

10.9                        Cumulative Rights.  All Rights available to Bank under the Loan Documents shall be cumulative of and in addition to all other Rights granted to Bank at Law or in equity, whether or not the Indebtedness or the Obligations be due and payable or performance required and whether or not Bank shall have instituted any suit for collection, foreclosure, or other action under or in connection with the Loan Documents.

10.10                 INDEMNIFICATION OF BANK.  BORROWER SHALL INDEMNIFY AND HOLD HARMLESS BANK, EACH AFFILIATE OF BANK AND EACH OF ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FOR, FROM, AND AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY BORROWER OR ANY OTHER OBLIGATED PARTY OF ANY

REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF THE BORROWER OR ANY SUBSIDIARY, (E) THE USE OR PROPOSED USE OF ANY LETTER OF CREDIT, (F) ANY AND ALL TAXES, LEVIES, DEDUCTIONS, AND CHARGES IMPOSED ON BANK OR ANY OF BANK’S CORRESPONDENTS IN RESPECT OF ANY LETTER OF CREDIT, (G) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING, OR (H) ANY HEDGE AGREEMENT.  WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FOR, FROM AND AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE CONTRIBUTORY OR ORDINARY NEGLIGENCE OF SUCH PERSON; PROVIDED, HOWEVER, THE INDEMNITIES PROVIDED IN THIS SECTION 10.10 DO NOT EXTEND TO LOSSES, LIABILITIES, CLAIMS, OR DAMAGES CAUSED BY BANK’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

10.11                 Limitation of Liability.  Neither Bank nor any Affiliate, officer, director, employee, attorney, or agent (“Representatives”) of Bank shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  Borrower hereby waives, releases, and agrees not to sue Bank or any of Bank’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  Notwithstanding the foregoing, the Borrower may sue Bank or its Representatives for any claim related to or arising from the Bank’s or its Representatives’ breach of this Agreement.

ARTICLE 11
MISCELLANEOUS

11.1                        Headings.  The headings, captions, and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Documents, nor affect the meaning thereof.

11.2                        Number and Gender of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and vice versa; and words of any gender shall include each other gender where appropriate.

11.3                        Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered personally or mailed by first-class registered or certified mail, postage prepaid, or by facsimile transmission, overnight delivery service, or email to any party at its address shown on the signature pages of this Agreement or at such other address as may be designated by it by notice to the other party. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

11.4                        Form and Number of Documents.  Each agreement, document, instrument, or other writing to be furnished to Bank under any provision of this Agreement must be in form and substance and in such number of counterparts as may be satisfactory to Bank and its counsel.

11.5                        Survival.  All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Documents shall survive all closings under the Loan Documents and shall continue in full force and effect so long as any part of the Indebtedness remains outstanding and, except as otherwise indicated, shall not be affected by any investigation made by any party.  Notwithstanding anything contained herein to the contrary, the covenants, agreements, undertakings, representations, and warranties made in Section 6.5 and Section 10.10 shall survive the expiration or termination of this Agreement, regardless of the means of such expiration or termination.

11.6                        GOVERNING LAW; PLACE OF PERFORMANCE.  THE LOAN DOCUMENTS ARE BEING EXECUTED AND DELIVERED, AND ARE INTENDED TO BE PERFORMED, IN THE STATE OF ARIZONA, AND THE LAWS OF SUCH STATE (WITHOUT REGARD TO ITS PROVISIONS OF CHOICE OF LAWS) AND OF THE UNITED STATES SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES HERETO AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THE LOAN DOCUMENTS, EXCEPT TO THE EXTENT OTHERWISE SPECIFIED IN ANY OF THE LOAN DOCUMENTS.  THIS AGREEMENT, ALL OF THE OTHER LOAN DOCUMENTS, AND ALL OF THE OBLIGATIONS OF BORROWER UNDER ANY OF THE LOAN DOCUMENTS ARE PERFORMABLE, AND THE INDEBTEDNESS IS PAYABLE, IN MARICOPA COUNTY, ARIZONA.  VENUE OF ANY LITIGATION INVOLVING THIS AGREEMENT OR ANY LOAN DOCUMENT SHALL BE MAINTAINED, AN EACH PARTY CONSENTS TO JURISDICTION, IN AN APPROPRIATE STATE OR FEDERAL COURT LOCATED IN MARICOPA COUNTY, ARIZONA, TO THE EXCLUSION OF ALL OTHER VENUES.

11.7                        Additional Sums.  All fees, charges, goods, things in action or any other sums or things of value, other than the interest resulting from the Stated Interest Rate  and the Default Interest Rate (as those terms are defined in the Promissory Note, as applicable, paid or payable by Borrower (collectively, the “Additional Sums”), whether pursuant to the Promissory Note, this Agreement, any of the other Loan Documents or otherwise with respect to this lending transaction, that, under the laws of the State of Arizona, may be deemed to be interest with respect to this lending transaction, for the purpose of any laws of the State of Arizona that may limit the maximum amount of interest to be charged with respect to this lending transaction, shall be payable by Borrower as, and shall be deemed to be, additional interest, and for such purposes only, the agreed upon and “contracted for rate of interest” of this lending transaction shall be deemed to be increased by the rate of interest resulting from the Additional Sums.  Borrower understands and believes that this lending transaction complies with the usury laws of the State of Arizona; however, if any interest or other charges in connection with this lending transaction are ever determined to exceed the maximum amount permitted by law, then Borrower agrees that:  (a) the amount of interest or charges payable pursuant to this lending transaction shall be reduced to the maximum amount permitted by law; and (b) any excess amount previously collected from Borrower in connection with this lending transaction that exceeded the maximum amount permitted by law, will be credited against the principal balance then outstanding hereunder.  If the outstanding principal balance hereunder has been paid in full, the excess amount paid will be refunded to Borrower.

11.8                        Invalid Provisions.  If any provision of any of the Loan Documents is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term thereof, such provision shall be fully severable, the appropriate Loan Document shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

11.9                        Entirety and Amendments.  This Agreement, together with the other Loan Documents, embodies the entire agreement between the parties relating to the subject matter hereof, supersedes all prior agreements and understandings, if any, relating to the subject matter hereof, and may be amended only by an instrument in writing executed jointly by Borrower and Bank and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

11.10                 Multiple Counterparts.  This Agreement has been executed in a number of identical counterparts, each of which constitutes an original and all of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.  Facsimile or email copies of signatures may be accepted as originals.

11.11                 Parties Bound.  This Agreement shall be binding upon and inure to the benefit of Borrower, Bank and their respective successors and assigns; provided, however that Borrower may not, without the prior written consent of Bank, assign any of its Rights, duties, or obligations hereunder.  No term or provision of this Agreement shall inure to the benefit of any Person other than Borrower and Bank and their respective successors and assigns.

11.12                 Bank’s Consent or Approval.  Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of judgment of Bank is required, the granting or denial of such approval or consent and the exercise of such judgment shall be deemed to have been given only by a specific writing intended for the purpose and executed by Bank.  Each provision for consent, approval, inspection, review, or verification by Bank is for Bank’s own purposes and benefit only.

11.13                 Conflicts.  In the event of any conflict between the terms of any Acknowledgment Agreement and any other Loan Document, the provisions of the Acknowledgment Agreement shall govern.  In the event of any conflict between the terms of this Agreement and any terms of any other Loan Documents (except an Acknowledgment Agreement), the terms of this Agreement shall govern.  All of the Loan Documents are by this reference incorporated into this Agreement.

11.14                 WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF BANK IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

11.15                 Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or such condition exists.

11.16                 USA Patriot Act.  Bank is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act.

11.17                 Recourse.  Notwithstanding anything else to the contrary contained or implied herein or in any other Loan Document, Bank shall have full, unlimited recourse against Borrower and Guarantor and its respective assets in order to satisfy the Indebtedness and the Obligations.

EXECUTED to be effective as of the date first written above.

BANK:

Western Alliance Bank, an Arizona corporation

By:	/s/ Albert Thuma
Name:	Albert Thuma
Title: Senior Vice President
Address for Notices:

Western Alliance Bank
3033 West Ray Road
Chandler, Arizona 85226
Attention:	Albert Thuma
Facsimile:	(480) 899-4769
E-mail:	athuma@westernalliancebank.com

BORROWER:

IMPAC MORTGAGE CORP., a California corporation

By:	/s/ William Ashmore
Name:	William Ashmore
Title:	President

Address for Notices:

Attention:	William Ashmore
Facsimile:
E-mail:

EXHIBIT A

(TO LOAN AND SECURITY AGREEMENT)

ADDITIONAL LOAN TERMS AND COVENANTS ADDENDUM

THIS ADDITIONAL LOAN TERMS AND COVENANTS ADDENDUM (this “Addendum”) is effective February 10, 2017 (the “Effective Date”), and is entered into by Impac Mortgage Corp., a California corporation (the “Borrower”) and Western Alliance Bank, an Arizona corporation (“Bank”) concurrently with, and as a condition to the effectiveness of, that certain Loan and Security Agreement (as amended and modified from time to time, the “Loan Agreement”) dated the Effective Date, executed by Bank and Borrower.  Accordingly, Bank and Borrower agree as follows:

1.                                      Additional Definitions.  Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreement.  In addition, the following terms shall have the following definitions, and if a term is defined in the Agreement and in this Addendum, the definition set forth in this Addendum shall govern and control for purposes of this Addendum:

“Adjusted Tangible Net Worth” means the Tangible Net Worth of such Person plus (a) the MSR Value at such date; minus:  (b) (i) the aggregate book value of all intangible assets of such Person (as determined in accordance with GAAP), including, without limitation: goodwill; trademarks, trade names, service marks, copyrights, patents, licenses and franchises; capitalized Servicing Rights; organizational expenses; deferred expenses; (ii) receivables from equity owners, Affiliates or employees; (iii) any other assets deemed intangible by Bank; in all cases, calculated on a consolidated basis and determined in accordance with GAAP consistent with those applied in the preparation of the Financial Statements referred to herein.

“Approved Purposes” means (a) working capital in ordinary course of Borrower’s residential mortgage operations; (b) repayment of existing financing of Pledged Servicing Rights and/or Pledged Servicing Receivables; or (c) purchasing mortgage loan servicing rights.  Notwithstanding the foregoing, in no event shall any use be an Approved Purpose if such use would violate the terms of any Acknowledgement Agreement or otherwise result in Fannie Mae, Freddie Mac or any other party having a right to challenge or limit Bank’s security interest in the Pledged Servicing Rights or Pledged Receivables.

“Borrowing Base” means, as of the date of determination, 55% of the fair market value of the Fannie Mae and Freddie Mac Eligible Pledged Servicing Rights, as reflected in the most recent Servicing Appraisal.

“Committed Sum” means (a) during the Revolving Loan Period, Forty Million and No/100 Dollars ($40,000,000.00) and (b) during the Term Loan Period, Forty Million and No/100 Dollars ($40,000,000.00) or such lesser amount as may be outstanding on the Conversion Date (as defined in the Promissory Note), in each case reduced on the date of each scheduled payment under the Promissory Note by the principal amount of each such scheduled payment during the Term Loan Period.

“Eligible Pledged Servicing Right” means a Pledged Servicing Right:

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(a)                                 that complies with all applicable Laws and other legal requirements, whether federal, state or local;

(b)                                 that constitutes an “account” or a “general intangible” as defined in the Uniform Commercial Code and is not evidenced by an “instrument,” as defined in the Uniform Commercial Code as so in effect;

(c)                                  that arose pursuant to an Approved Servicing Agreement;

(d)                                 that is genuine and constitutes a legal, valid, binding and irrevocable payment obligation, enforceable in accordance with the terms of the Approved Servicing Agreement under which it has arisen, subject to no offsets, counterclaims or defenses;

(e)                                  that was not originated in or subject to the Laws of a jurisdiction whose Laws would make such Pledged Servicing Right, the related Approved Servicing Agreement (if applicable) or the financing thereof contemplated hereby unlawful, invalid or unenforceable and is not subject to any legal limitation on transfer;

(f)                                   that is owned solely by Borrower free and clear of all Liens, other than Liens in favor of Bank and any other Permitted Liens, and has not been sold, conveyed, pledged or assigned to any other lender, purchaser or Person; and

(g)                                  for which there exists no dispute regarding the Pledged Servicing Right that results in the Pledged Servicing Right being invalid or otherwise not recoverable or payable and in respect of which Borrower has complied in all material respects with the related Approved Servicing Agreement.

“MSR Value” means, as of any date of determination, the lesser of (a) Borrower’s capitalized Servicing Rights at such time, and (b) as applicable, and with respect to the same Servicing Rights (i) the value set forth in the Servicing Appraisal, at such time, with respect to those Mortgage Loans then included in Borrower’s capitalized Servicing Rights, or (ii) if the applicable Servicing Appraisal has not been timely delivered to Bank, such amount as Bank shall determine in its sole and absolute discretion, using such means of valuation as it deems appropriate under the circumstances.

“Pledged Servicing Rights” means all of the Borrower’s rights and interests under any Approved Servicing Agreements, including without limitation the rights to (a) service the Serviced Loans that are the subject matter of such Approved Servicing Agreement and (b) be compensated, directly or indirectly, for doing so; together with all Servicing Rights described in any related sub-servicing agreement.

“Pre-Tax Profitability” means Borrower’s pre-tax Net Income, excluding any fair value mark-to-market adjustments on Servicing Rights.

“Promissory Note” means the promissory note, dated as of the Effective Date, in the maximum principal amount of Forty Million and No/100 Dollars ($40,000,000.00), executed by Borrower and payable to the order of Bank, in form and substance satisfactory to Bank, and all amendments, extensions, renewals, replacements, increases, and modifications thereof.

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“Restricted Cash” means any amount of cash of such Person that is contractually required to be set aside, segregated or otherwise reserved.

“Tangible Net Worth” means, for any Person at any particular time, all amounts which, in conformity with GAAP, or other method of accounting acceptable to Bank, would be included as owner’s equity on a balance sheet of a Person.

2.                                      Financial Covenants.  Borrower covenants and agrees that, as long as the Agreement remains in effect, Borrower will, at the end of each month (and to be tested by Bank on a quarterly basis), observe, perform and comply with each of the following covenant(s):

(a)                                 Maintenance of Liquidity.  Borrower shall maintain Liquid Assets (excluding Restricted Cash or cash pledged to Persons other than Bank) of not less than $7,500,00.00.

(b)                                 Maintenance of Adjusted Tangible Net Worth.  Borrower shall maintain an Adjusted Tangible Net Worth of not less than $70,000,000.00.

(c)                                  Maintenance of Ratio of Debt to Adjusted Tangible Net Worth.  Borrower shall maintain a ratio of Debt minus Subordinated Debt to Adjusted Tangible Net Worth plus Subordinated Debt of no greater than 12.0:1.

(d)                                 Minimum Pre-Tax Profitability.  Borrower shall not permit Borrower’s Pre-Tax Profitability to be less than $250,000.00 for any calendar quarter.

(e)                                  Debt Service Coverage Ratio.  Borrower shall maintain a ratio of Net Income derived from its Servicing Portfolio to payments required under all Debt secured by Servicing Rights of at least1.50:1.

(f)                                   Maximum Servicing Portfolio Seriously Delinquent Rate.  Borrower shall not allow it Servicing Portfolio Seriously Delinquent Rate for any calendar quarter to exceed 1.5 times the national average reported by the mortgage Bankers Association.

3.                                      Non-Financial Covenants.  Borrower covenants and agrees that, as long as the Agreement remains in effect, Borrower will, at all times, observe, perform and comply with each of the following covenant(s):

(a)                                 Borrowing Base Certificate.  Within thirty (30) days after the last day of each calendar quarter, and whenever otherwise requested by Bank, submit to Bank a Borrowing Base Certificate as of the end of such quarter and certified by the chief financial officer of Borrower.  Such Borrowing Base Certificate shall be in the form of Exhibit B to the Agreement or in such other form as Bank may reasonably require;

(b)                                 Financial Statements and Compliance Certificate; Financial Reporting.  Borrower shall maintain a system of accounting established and administered in accordance with GAAP, and furnish, or cause to be furnished, to Bank

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(i)                                     Within one hundred twenty (120) days after the close of each fiscal year, audited financial statements, including a statement of income and changes in shareholders’ equity of Borrower for such year, and the related balance sheet as at the end of such year, all in reasonable detail and accompanied by an opinion of a certified public accountant acceptable to Bank as to said financial statements, and certified by such Borrower that said financial statement fairly presents in all material respects the financial condition of such Borrower as of such date;

(ii)                                  Within thirty (30) days after the end of each month, including the last month of Borrower’s fiscal year, the unaudited balance sheets of Borrower as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for Borrower for such period and the portion of the fiscal year through the end of such period, subject, however, to year-end adjustments.  Such reports shall include, without limitation, in clearly delineated line items, the results of Borrower’s hedging activities for the applicable period;

(iii)                               Concurrently with the delivery of the financial statements required above,  submit to Bank: (1) a Compliance Certificate as of the end of such period; and (2) a certificate of the chief financial officer of Borrower (i) stating that to the best of such Person’s knowledge in his or her capacity as chief financial officer, no Event of Default has occurred and is continuing, or if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) showing in reasonable detail the calculations demonstrating compliance with Article Eight and this Addendum.  Such Compliance Certificate shall be in the form of Exhibit C to the Agreement or in such other form as Bank may reasonably require; and

(iv)                              Promptly after becoming available, and in any event within one hundred twenty (120) days after the close of each Fiscal Year, Guarantor’s audited Consolidated balance sheet as of the end of such Fiscal Year, and the related audited Consolidated statements of income and retained earnings and of cash flows of Guarantor for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year.  Such financial statements shall be accompanied by the unqualified audit report of independent certified public accountants reasonably acceptable to the Bank which report shall be to the effect that such statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods except for such changes in such principles with which the independent public accountants shall have concurred, and such financial statements shall also be accompanied by management letters with respect thereto, if any.

(c)                                  Servicing Appraisals.  Within thirty (30) days after the last day of each calendar quarter a Servicing Appraisal as of the end of such quarter in form acceptable to Bank and by an appraiser acceptable to Bank in its sole discretion.  Bank agrees to pay the costs and expenses of such Servicing Appraisal.

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(d)                                 Agency Audit Reports.  Promptly after Borrower’s receipt, and anytime upon Bank’s request, in each case subject to applicable Laws and restrictions thereunder, all Agency audit reports.

(e)                                  Restricted Payments.  Provided no Event of Default has occurred and is continuing, and such payment or distribution will not result in an Event of Default, Borrower may, directly or indirectly, declare or pay any dividends or make any other payment or distribution (in cash, property, or obligations) on account of its equity interests, or redeem, purchase, retire, or otherwise acquire any of its equity interests, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its equity interests or for any redemption, purchase, retirement, or other acquisition of any of its equity interests, or undertake any new obligation (contingent or otherwise) to do any of the foregoing.

(f)                                   Change in Management.  Borrower shall not permit any change in the senior executive management of Borrower without promptly providing the Bank notice of such a change.

(g)                                  Change in Ownership or Control.  Borrower shall not permit any change in the ownership or control of Borrower, or permit the sale, transfer or conveyance of any shares or other interest in Borrower without promptly providing the Bank notice of such a change.

4.                                      Facility Fee.  Borrower shall pay Bank a facility fee (the “Facility Fee”) in an amount equal to twenty-five basis points (0.25%) of the Committed Sum, which Facility Fee is fully-earned and payable on the Effective Date.

5.                                      Conversion Fee.  Borrower shall pay Bank a fully-earned and non-refundable fee equal to one-quarter of one percent (0.25%) of the Committed Sum outstanding on the Conversion Date, which fee shall be due and payable upon the Conversion Date.

6.                                      Miscellaneous.  This Addendum is made a part of and is incorporated into the Agreement.  Except as hereby modified or supplemented, the Agreement shall remain in full force and effect.  The liability of all Persons obligated in any manner under this Addendum shall be joint and several.  If more than one Person shall execute this Addendum as “Borrower”, then the term “Borrower” as used herein shall refer both to each such Person individually and to all such Persons collectively.

[Signature Page Follows]

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EXECUTED by Borrower to be effective as of the Effective Date.

BANK:

Western Alliance Bank, an Arizona corporation

By:	/s/ Albert Thuma
Name: Albert Thuma
Title: Senior Vice President

BORROWER:

MPAC Mortgage Corp., a California corporation

By:	/s/ William Ashmore
Name: William Ashmore
Title: President

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EXHIBIT B

BORROWING BASE CERTIFICATE

FOR PERIOD ENDED                        , 20     (THE “SUBJECT PERIOD”)

BANK:                                                                                Western Alliance Bank, an Arizona corporation

BORROWER:                                                                , a             corporation

This Certificate is delivered under the Loan and Security Agreement (the “Agreement”), dated as of February    , 2017, between Borrower and Bank.  Capitalized terms used in this Certificate shall, unless otherwise indicated, have the meanings set forth in the Agreement.  On behalf of Borrower, the undersigned certifies to Bank in his or her capacity as an officer of the Borrower on the date hereof that (a) no Event of Default has occurred and is continuing, (b) a review of the activities of Borrower during the Subject Period has been made under my supervision with a view to determining the amount of the current Borrowing Base, (c) all representations and warranties set forth in the Agreement with respect to the Collateral are true and correct in all material respects, and (d) the information set forth below hereto is true and correct as of the last day of the Subject Period.

Pledged Servicing Rights
1.	Market Value of Pledged Servicing Rights	Servicing Appraisal Valuation Date:
	a. Fannie Mae		$
	b. Freddie Mac		$
	c. Total MV of Pledged Servicing Rights	(1a+1b)	$

2.	BORROWING BASE a. (55% of line 1a) b. (55% of line 1a) c. Total Borrowing Base (2a+2b)		$ $ $

3.	REMARGIN THRESHOLD a. (55% of line 1a) b. (55% of line 1b) c. Total Remargin Threshold (3a+3b)		$ $ $

4.	Ending Principal Balance	Date:	$

5	TOTAL NET BORROWING	$

1

.	AVAILABILITY (Line 2(c) minus Line 4)	(not to exceed Committed Sum)

5.	REMARGIN REQUIREMENT (Line 3(c) minus Line 4) (If result is a negative figure, this amount is due immediately as a principal payment.)	$

EXECUTED by Borrower as of the Determination Date.

BORROWER:

IMPAC MORTGAGE CORP., a California corporation

By:
Name:
Title:

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EXHIBIT C

COMPLIANCE CERTIFICATE

REPORTING PERIOD:                   , 20     through              , 20

This Compliance Certificate (this “Certificate”) is being delivered in connection with that certain Loan and Security Agreement (as amended and modified from time to time, and including all addenda and exhibits thereto, the “Agreement”) dated effective February    , 2017 executed by Western Alliance Bank, an Arizona corporation (“Bank”) and the undersigned executing this Certificate as “Borrower”. Capitalized terms used in this Certificate shall, unless otherwise indicated herein, have the meanings set forth in the Agreement.  On behalf of Borrower, the undersigned certifies to Bank in his or her capacity as an officer of the Company as of the last day of the reporting period indicated above (the “Determination Date”) that: (a) no Event of Default has occurred and is continuing; (b) all representations and warranties of Borrower contained in the Agreement and in the other Loan Documents are true and correct in all material respects; and (c) the information set forth below and all documents provided to Bank to substantiate the same are true, correct and complete.

Liquidity.

Actual Liquidity (Liquid Assets excluding Restricted Cash or Cash pledged to persons other than Bank (as of the Determination Date)	Required Minimum Liquidity (pursuant to the Agreement)
$7,500,000.00

Adjusted Tangible Net Worth.

Actual Adjusted Tangible Net Worth (as of the Determination Date)	Required Minimum Adjusted Tangible Net Worth (pursuant to the Agreement)
$70,000,000.00

Ratio of Debt to Adjusted Tangible Net Worth.

Actual Ratio of Debt minus Subordinated Debt to Adjusted Tangible Net Worth plus Subordinated Debt (as of the Determination Date)	Required Ratio of Debt minus Subordinated Debt to Adjusted Tangible Net Worth plus Subordinated Debt (pursuant to the Agreement)
No greater than 12.0 to 1

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Minimum Pre-Tax Profitability.

Actual Pre-Tax Profitability (as of the Determination Date)	Required Minimum Pre-Tax Profitability (pursuant to the Agreement)

Not less than $250,000.00 for any fiscal quarter.

Debt Service Coverage Ratio.

Actual Debt Service Coverage Ratio (as of the Determination Date)	Required Debt Service Coverage Ratio (pursuant to the Agreement)

At least 1.50:1

Maximum Servicing Portfolio Seriously Delinquent Rate:

Actual Servicing Portfolio Seriously Delinquent Rate (as of the Determination Date)	Required maximum Servicing Portfolio Seriously Delinquent Rate (pursuant to the Agreement)

%	1.5 times the national average reported by the Mortgage Bankers Association.

Non-Financial Requirements:

Borrower has at all times on and prior to the Determination Date complied with each of the covenants set forth in Section 4 of that certain Additional Loan Terms and Covenants Addendum executed by Borrower and Bank in connection with the Agreement, except as follows (describe areas of non-compliance, or else note “in compliance” or “none” if there are no points of noncompliance):

[Signature Page Follows]

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EXECUTED by Borrower as of the Determination Date.

BORROWER:

IMPAC MORTGAGE CORP., a California corporation

By:
Name:
Title:

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EXHIBIT D

SERVICER NOTICE

February    , 2017

[          , as Servicer]

Attention:

Re:                             Loan and Security Agreement, dated as of February    , 2017 (as amended from time to time, the “Loan Agreement”), by and between IMPAC MORTGAGE CORP., a California corporation (“Borrower”) and WESTERN ALLIANCE BANK (“Bank”).

Ladies and Gentlemen:

[          ] (the “Servicer”) is servicing certain mortgage loans for Borrower pursuant to that certain Subservicing Agreement, dated as of [           ], 201 , (the “Servicing Agreement”) between the Servicer and Borrower.  Pursuant to the Loan Agreement between Bank and Borrower, the Servicer is hereby notified that Borrower has pledged to Bank and granted Bank a first-priority security interest in certain servicing rights and related rights and assets, including the rights to servicing compensation and reimbursement, regarding mortgage loans that are serviced by the Servicer for Borrower (the “Collateral”).

Upon Servicer’s receipt of a notice of an Event of Default (a “Notice of Event of Default”), Servicer shall segregate all amounts collected on account of the Collateral, hold them in trust for the sole and exclusive benefit of Bank and shall remit (net of amounts due Servicer) collections to, provide information to, and take direction solely from Bank (and not Borrower).

Notwithstanding any contrary information that may be delivered to the Servicer by Borrower, the Servicer may conclusively rely on any information or Notice of Event of Default delivered by Bank.

Any fees due to the Servicer shall be paid by Borrower; provided, that any fees incurred by Servicer following receipt of a Notice of Event of Default shall be paid by Bank.

Each provision and notice herein shall be treated as separate and independent from any other provision or notice herein and shall be enforceable notwithstanding the unenforceability of any such other provision or notice.

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THIS SERVICER NOTICE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

IMPAC Mortgage Corp., a California corporation

By:
Name:	William Ashmore
Title: President

SERVICER:

[Servicer]

By:
Name:
Title:

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